As filed with the Securities and Exchange Commission on January 19, 2006
                                                    Registration No. 333-XXX

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          GENERAL STEEL HOLDINGS, INC.
--------------------------------------------------------------------------------
                 (Name of small business issuer in its charter)

        NEVADA                         3310                       412079252
(State or jurisdiction           (Primary Standard            (I.R.S. Employer
   of incorporation          Industrial Classification       Identification No.)
   or organization)                Code Number)

           10th Floor, Building A, Haitong Plaza, No. 3 Nanlishi Ave.
                        Xicheng District, Beijing, China
                              TEL. +86(10) 68000346
--------------------------------------------------------------------------------
          (Address and telephone number of principal executive offices)


           10th Floor, Building A, Haitong Plaza, No. 3 Nanlishi Ave.
                        Xicheng District, Beijing, China

                              TEL: +86(10) 68000346
--------------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)


                              Incorp Services Inc.,
                        6075 S. Eastern Avenue, Suite 1,
                         Las Vegas, Nevada, 89119-3146,
                               Tel: (702) 866-2500
--------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)
                      -------------------------------------
                                   Copies to:
                              Howard H. Jiang, Esq.
                              Baker & McKenzie LLP
                                805 Third Avenue
                            New York, New York 10022
                               Tel. (212) 751-5700
                      -------------------------------------

Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

   TITLE OF EACH CLASS OF       AMOUNT TO BE      PROPOSED        PROPOSED         AMOUNT OF
SECURITIES TO BE REGISTERED      REGISTERED        MAXIMUM         MAXIMUM     REGISTRATION FEE
                                                  OFFERING        AGGREGATE          (4)
                                                  PRICE PER       OFFERING
                                                 SECURITY (1)      PRICE(1)

Shares of common stock           1,176,665           $1.38       $1,623,798        $191.12

Shares of common stock           1,176,665           $1.38       $1,623,798        $191.12
underlying the Class A
warrants(2)

Shares of common stock           1,176,665           $1.38       $1,623,798        $191.12
underlying the Class B

Warrants(3)
Total                            3,529,995           $1.38       $4,871,394        $573.36

         (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 based upon the average of the bid and asked prices of the Common Stock of General Steel Holdings, Inc. on the OTC Bulletin Board on January 4, 2006, that is, $1.38.

         (2) Represents 1,176,665 shares issuable upon the exercise of Class A Warrants (as defined below) issued in the private placement of September 2005.

         (3) Represents 1,176,665 shares issuable upon the exercise of Class B Warrants (as defined below) issued in the private placement of September 2005

         (4) Calculated using $117.70 per million dollars.

         We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

         The information in this prospectus is not complete and may be changed. The securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  Subject to Completion, dated January 19, 2006

                             PRELIMINARY PROSPECTUS

                          GENERAL STEEL HOLDINGS, INC.

                 The Resale of 3,529,995 Shares of Common Stock

We are registering 3,529,995 shares of our common stock, on behalf of the selling shareholders identified under the heading "Selling Shareholders" in this prospectus. The selling shareholders may sell the stock from time to time in the over-the-counter market or any exchange on which our company may be listed in the future at the prevailing market price or in negotiated transactions. Our shares are currently listed on the over-the-counter bulletin board ("OTC BB") under the symbol "GSHO.OB". The Company is seeking the listing of the shares of its common stock on the American Stock Exchange (the "AMEX"). The listing application is currently being reviewed by the staff of AMEX.

         We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from the resale of our common stock pursuant to this offering. We have received proceeds from the sale of our common stock under the private placements on September 18, 2005 as described in this prospectus.

         We may also receive proceeds from the exercise of certain warrants held by some of the selling shareholders, of which the underlying shares are also being registered hereby, if the selling shareholders exercise those warrants through a cash exercise.

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD INVEST IN OUR COMMON STOCK ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. FOR A DISCUSSION OF SOME OF THE RISKS INVOLVED, SEE "RISK FACTORS" BEGINNING ON PAGE 9 OF THIS PROSPECTUS.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 THE DATE OF THIS PROSPECTUS IS JANUARY 19, 2006

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

         The following table of contents has been designed to help you find important information contained in this prospectus. We have included subheadings to aid you in searching for particular information to which you might want to return. You should, however, read the entire prospectus carefully.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY.............................................................5

   About Our Products..........................................................8
   Our RECENT STRATEGIC ALLIANCE...............................................9
   About Our Recent Private Placement.........................................10

THE OFFERING..................................................................10

RISK FACTORS..................................................................11

USE OF PROCEEDS...............................................................16

SELLING SHAREHOLDERS..........................................................17

         Our Recent Private Placements........................................18

PLAN OF DISTRIBUTION..........................................................20

MANAGEMENT....................................................................21

   Executive Compensation.....................................................25
   Director Compensation......................................................25
   Description of Securities..................................................25
   Common Stock...............................................................25

BUSINESS......................................................................26

   Marketing And Customers....................................................28
   Competition................................................................29
   Litigation.................................................................30

MANAGEMENT'S DISCUSSION AND ANALYSIS OF  FINANCIAL CONDITION AND
RESULTS OF OPERATIONS.........................................................31

   Security Ownership Of Certain Beneficial Owners And Management.............35
   Description Of Property....................................................36
   Experts....................................................................36

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE..........................................................37

TRANSFER AGENT................................................................37

ADDITIONAL INFORMATION........................................................37

FINANCIAL STATEMENTS..........................................................38

   PART II....................................................................57

                               PROSPECTUS SUMMARY

         This prospectus summary contains information about our company, our finances, our products and our recent private placements that we believe is most important. This summary is qualified in its entirety by the more detailed information on these and other topics appearing elsewhere in this prospectus, including the information under the heading "Risk Factors" and the information contained in the Financial Statements. This summary is not complete and does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully for a complete understanding of our business. Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an investment decision.

         Unless otherwise indicated, all share and per share data in this prospectus do not give effect to shares issuable upon exercise of outstanding options and warrants. Certain financial information included in this prospectus has been derived from data originally prepared in Renminbi (RMB), the currency of the People's Republic of China. For purposes of this prospectus, a conversion rate of US$1.00 to RMB$8.264 was utilized until June 30, 2005. There is no assurance that RMB amounts could have been or could be converted into US dollars at that rate.

         As used in this prospectus, "we", "us", "our", "GSHO", "our company" refers to General Steel Holdings, Inc. and all of its subsidiaries and affiliated companies.

ABOUT OUR COMPANY

         Our Company was initially incorporated as "American Construction Company", on August 5, 2002 in the State of Nevada for the purpose of commencing a business of general construction contracting.

         It was the Company's objective to provide to its customers timely and durable construction of their residential and commercial needs. To accomplish the above objective, the now retired founder of our company, Jeff Mabry established American Construction Company. American Construction Company then established its subsidiary, West Dee Construction Ltd. (a Saskatchewan, Canada Company) on August 8, 2002 by purchasing 100 shares from its treasury. We established our subsidiary for the purpose of achieving our above stated objectives in Saskatchewan, Canada, that is, to enter the residential and commercial construction industry in this market.

         On October 14, 2004, American Construction Company and General Steel Investment Co., Ltd. ("General Steel Investment") and Northwest Steel Company, a Nevada corporation ("Merger Sub"), entered into an Agreement and Plan of Merger (the "Agreement") pursuant to which American Construction Company acquired General Steel Investment, and its 70% ownership in its subsidiary Daqiuzhuang Metal Sheet Co., Ltd. in exchange for shares of the Company's common stock, of which 22,040,000 shares are a new issuance by the Company. Under the terms of the Agreement, General Steel Investment remained a wholly-owned subsidiary of the Company. The transaction contemplated by the Agreement was intended to be a "tax-free" reorganization pursuant to the provisions of Section 351 and 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended. The stockholders of General Steel, after completion of the Merger, now own approximately 96% of the Company's common stock outstanding as of October 15, 2004 (excluding any additional shares issuable upon outstanding options, warrants and other securities convertible into common stock).

         Daqiuzhuang Metal Sheet Co., Ltd. ("Daqiuzhuang Metal") was established on August 18, 2000 in Jinghai county, Tianjin city, Hebei province, the People's Republic of China (PRC). The Articles of Incorporation provides for a 10-year operating term beginning on August 18, 2000 with registered capital of

$9,583,200. The Company is a Chinese registered limited liability company with a legal structure similar to a limited liability company organized under state laws in the United States of America. Tianjin Long Yu Trading Material Co., Ltd was the majority owner with 71% of ownership interest. Tianjin Long Yu Trading Material Co., Ltd was incorporated in 2000 in Tianjin Municipality, Daqiuzhuang county; People's Republic of China. Mr. Yu, Zuo Sheng has a 90% ownership interest in Tianjin Long Yu Trading Material Co., Ltd.

         During January 2004, upon the Board of Directors' approval, Tianjin Long Yu Trading Material Co., Ltd and other minority shareholders sold their interests amounting to 70% to Yang Pu Capital Automotive Investment Limited. Yang Pu Capital Automotive Investment Limited is a Chinese registered limited liability company which is 100% indirectly owned by Mr. Yu, Zuo Sheng.

         On May 16, 2004, the Company agreed to purchase Yang Pu's 70% equity interest in Daqiuzhuang Metal for the amount of 55.45 million RMB or approximately $6,709,450. The Company received a new business license certifying the new ownership structure as a Chinese Foreign Joint Venture on June 25, 2004.

         The Company through its subsidiary Daqiuzhuang Metal principally engages in the manufacturing of hot rolled carbon and silicon steel sheets that are mainly used on tractors, agricultural vehicles and in other specialty markets. The Company sells its products through both retailers and wholesalers.

         On October 14, 2004, based on the Company's Plan of Merger with General Steel, the Board of Directors determined to change the Registrant's fiscal year end from January 31 to December 31.

         Effective March 7, 2005, American Construction Company amended its Articles of Incorporation to change its name to "General Steel Holdings, Inc." The name change to General Steel Holdings, Inc. was an important milestone as it helped our current and future investors more readily understand our core business in China.

         Since 1998, DQ has expanded its operations to six production lines processing 250,000 tons of 0.75-2.0 mm hot-rolled carbon steel sheets per year, maintaining a 40% market share of all steel sheets used in the production of agricultural vehicles in China. The Company is building a new plant next to the existing facility with four new production lines to increase its hot-rolled steel sheet production capacity by 150,000 tons. The new production site is expected to be put in use by January 2006.

         Having negotiated with Baotou Iron and Steel (Group) Co., Ltd. for nearly a year, we finally announced on September 28, 2005 the firm agreement with them to set up the Baotou Steel-General Steel Special Steel Joint Venture Company Limited.

         The Joint Venture Company will be located at Kundulun District, Baotou City, Inner Mongolia, China. The stated purposes of the Joint Venture Company are, among others, to produce and sell special steel and to improve the product quality and the production capacity and competitiveness by adopting advanced technology in the production of steel products. The Joint Venture Company shall have a capacity of producing 600,000 of specialty steel products a year.

         The registered capital of the joint venture will be approximately $24,000,000. The products of the joint venture will be sold in the Chinese market and abroad. The ownership will be comprised of the following:

                                                               % Ownership
                                                        ------------------------

Baotou Iron and Steel (Group) Co., Ltd.                            49%
General Steel Investment Co., Ltd.                                 31%
Da Qiu Zhuang Metal Sheet Co., Ltd                                 20%


         Baotou Iron and Steel (Group) Co., Ltd. shall contribute land, existing equipment and materials at an estimated value of approximately $12,000,000 which will be contributed to the joint venture at the date of the approval of Joint Venture or issuance of the business license. General Steel Investment Co., Ltd. will contribute approximately $7,500,000 of cash and Da Qiu Zhuang Metal Sheet Co., Ltd. will contribute approximately $5,000,000 in cash. These contributions will be required to be made on the following payment schedule 30% of their capital contribution within 30 days of the date of approval of the Joint Venture; 30% of their capital contribution within 3 months of the date of approval of the Joint Venture; and 40% of their capital contribution within 6 months of the date of approval of the Joint Venture.

         In the third quarter ended September 30, 2005, the Company also completed a private placement and sold a total of 1,176,665 shares of common stock at $1.50 per unit. Each unit contains one share of its common stock and two warrants. The warrants can be exercised on the first anniversary date at $2.50 per share and on the second anniversary date at $5.00 per share. At the option of the investors the Company maybe required to repurchase the 1,176,665 shares of common stock 18 months after the closing date at a per share price of $1.95.

         Under this private offering, the Company raised a total of $1,765,000, net of $158,850 paid for commissions for net proceeds of $1,606,150, which will be used to pay for the above mentioned joint venture.

Marketing and Customers

         Hot rolled carbon and silicon steel sheets are semi-finished products. The Company sells its products primarily to distributors, service centers, or manufacturers who may further process these products or resell them without further processing.

         The Company's products are primarily used by domestic manufacturers of economy agricultural vehicles: small, motorized, 3-wheel vehicles with a payload from 1,650 to 4,400 lbs. (750 to 2,000 kgs), retailing between 1,200 and 1,800 USD (10,000 - 15,000 RMB).

         The production of inexpensive agriculture vehicles targets the needs of low income farming populations in the rural areas of China. International non-government organizations estimate that 80% of China's population of 1.1 billion is comprised of low-income rural farmers.

         From production and sales figures supplied by its customers producing economy agricultural vehicles, the Company estimates it supplies 40% of this industry's nationwide demand for hot rolled steel products.

         The Company's marketing efforts are mainly directed toward those customers who have exacting requirements for on-time delivery, customer support and product quality. The Company believes that its enhanced product quality and delivery capabilities, and its emphasis on customer support and product planning, are critical factors in its ability to serve this segment of the market.


         The  Company   currently  sells  its  products  through  the  following
seventeen distributors:

Inner Mongolia Baotou Yili Commercial      Henan Yuanyang Jinxin Metal Sheet Co., Ltd.
Trading Co., Ltd

Jiangsu Nantong Zhongtie Economic and      Zhejiang Jianlong Steel Co., Ltd.
TradeDevelopment Co., Ltd.

Shandong Zibo Zhoucun Jinzhou Supply       Jiangsu Wuxi Dazhuang Supply Materials Co., Ltd.
Materials Co., Ltd.

Qinghai Xining Zhenning Supply             Shanghai Jinyijin Commercial Trading Co., Ltd.
Materials Co., Ltd.

Shandong Gaomi Xinfeng Supply              Tianjin Jinghai Qiangsheng  Industrial Trading Co.,
Materials Co., Ltd.                                                          Ltd.

Jiangsu Zongshen Motorcycle ,              Tianjin Beihua Industrial Trading Co., Ltd.
Manufacturing Co. Ltd.

Shandong Boxing County Boyuan              Jiangsu Yancheng Xigang Steel Products Co., Ltd.
Supply Materials Co., Ltd.

Gansu Lanzhou Northern Petrochemical       Henan Changge Stone Supply Materials Co., Ltd.
and Metallurgical Co., Ltd.

Shandong Qufu Erqing Industrial Supply
and Sales Co., Ltd.

         Upon inception of business, each distributor pays a 500,000 RMB, that is, approximately $60,500 deposit to the Company. Distributors must submit a monthly sales plan for each calendar year. Distributors are required to have a minimum annual order requirement of 5,000 tons. Distributors who do not meet this quota are penalized based on a certain percentage of the difference between the minimum requirement and their actual sales. Thus far, the Company has not experienced such a problem with any of its distributors and hence did not have to enforce any penalty. All of the orders by the distributors are paid in full by cash payment. Distributors place orders thirty days prior to delivery and pay in full upon delivery.

         Our revenue is dependent, in large part, on significant contracts from a limited number of customers. During the fiscal year ended December 31, 2004 approximately 40% of sales were to five customers and approximately 20% of sales were to one customer. We believe that revenue derived from current and future large customers will continue to represent a significant portion of our total revenue.

ABOUT OUR PRODUCTS

Principal Products

         The Company produces hot rolled carbon and silicon steel sheets. The sizes of sheets are roughly 2,000 mm (width) x 1,000 mm (length) x 0.75 to 2.0 mm (thickness). Limited size adjustments are possible to meet specific order requirements.

         "Qiu Steel" is the registered trademark under which our Company sells its products. The Company's logo has been registered with the China National Trademark Bureau under No. 586433. "Qiu Steel" is registered under the GB 912-89 national quality standard, and certified under the National Quality Assurance program.

         The Company was awarded the "Excellent Quality Product" award by the Tianjin Products Technical Quality Assurance Bureau in 2001, and the "Famous Trade Mark Award" by the Tianjin Commerce Bureau in 2002.

         From 2003 to 2004, overall Company's sales volume increased by 41% from 135,110 tons in 2003 to 190,936 tons in 2004.

OUR RECENT STRATEGIC ALLIANCE

         The purpose of the Agreement was to form a new joint venture company, Baotou Steel - General Steel Special Steel Joint Venture Company Limited, a limited liability company formed under the laws of the People's Republic of China (the "Joint Venture Company"). The Joint Venture Company will be located at Kundulun District, Baotou City, Inner Mongolia, China. The stated purposes of the Joint Venture Company are, among others, to produce and sell special steel and to improve the product quality and the production capacity and competitiveness by adopting advanced technology in the production of steel products. The Joint Venture Company shall have a capacity of producing 600,000 of specialty steel products a year.

Capital Contributions

         The Agreement states that the initial capital of the Joint Venture Company will be US$30,000,000, and the registered capital will be approximately US$24,000,000.

         The Agreement sets outs the initial contributions of each party to the Agreement to the Joint Venture Company. Baotou Steel will contribute land, existing equipment and materials. General Steel and DQ will each contribute cash.

Ownership

         The Articles of Incorporation state that Baotou Steel will have a 49% ownership interest, General Steel will have a 31% ownership interest and General Steel's subsidiary, DQ will have a 20% ownership interest, respectively, in the Joint Venture Company.

Directors and Management

         The Aritles of Incorporation state that there will be seven (7) directors of which three (3) will be appointed by Baotou Steel, two (2) will be appointed by General Steel and two (2) will be appointed by DQ. The chairman and the vice chairman will be elected by the board of directors. The Article of Incorporation states that certain major issues will require the unanimous approval of the all directors and all other issues will be discussed and approved by a majority of all the board members.

         The Joint Venture Company will have a management office consisting of one general manager, five vice general managers and one chief financial officer. Baotou Steel will recommend the general manager and one vice general manager, General Steel will recommend one vice general manager and DQ will recommend one vice general manager and the chief financial officer. Two additional vice general managers will be hired by recommendation of Baotou Steel. All the managers position have to be approved by majority of all directors.


Duration of the Joint Venture Company

         The duration of Joint Venture Company will be 30 years and can be prolonged upon suggestion of one party to the Agreement six months before the expiration date of the Agreement and upon the approval by the Board of Directors.

Miscellaneous Provisions

         In addition, the Agreement sets out various administrative provisions relating to the Agreement, including, but not limited to, labor management, taxes, foreign exchange control, disposal of assets upon liquidation, insurance, force majeure and amendment and termination of the Agreement.

ABOUT OUR RECENT PRIVATE PLACEMENT

         The Company  has offered an  aggregate  of  3,333,333  shares of Common
Stock par value $0.001 in a private placement to investors at a purchase price of $1.50 per share. On September 18, the Company entered into a subscription agreement with certain investors to sell a total of 1,176,665 shares of common stock at $1.50 per share. In addition each share of common stock included two warrants which give the right of the warrant holder to purchase an additional
2,353,330 of common stock in the future. The warrants can be exercised on the first anniversary date at $2.50 per share and on the second anniversary date at $5.00 per share. The number of shares attached to the warrants will be adjusted due to dividends and changes in the capital stock structure changes.

         At the option of the investors the Company maybe required to repurchase the 1,176,665 shares of common stock 18 months after the closing date at a per share price of $1.95.

         Under this private offering, the Company raised total of $1,765,000, net of $158,850 paid for commissions for net proceeds of $1,606,150.

                                  THE OFFERING

Common stock outstanding prior to this offering (at March 31, 2005)         31,250,000
Common stock being offered for resale to the public                   (1)    3,529,995
Common stock outstanding after this offering                                34,779,995

Percentage of common stock outstanding following this offering                    11.29%
that shares being offered for resale represent



(1) Assumes that all of the shares issued or to be issued pursuant to the subscription agreement will be registered.

Total proceeds raised by offering:

We will not receive any proceeds from the resale of our common stock pursuant to this offering. We have received $1,765,000 in gross proceeds from the Subscribers under the Subscription Agreement. We may also receive some proceeds if any of the selling shareholders exercise their warrants through cash exercise.

Use of proceeds: Any proceeds we may receive will be used for acquisition of businesses and general corporate purposes and finance the recent joint venture with Baotou Steel described above.

                                  RISK FACTORS

         An investment in our common stock being offered for resale by the selling shareholders is very risky. You should carefully consider the risk factors described below, together with all other information in this prospectus before making an investment decision. Additional risks and uncertainties not presently foreseeable to us may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or operating results could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

         Forward-Looking Statement Risks - The discussion of the business and industry of our company contains various forward-looking statements within the meaning of applicable federal securities laws and are based upon our company's current expectations and assumptions concerning future events, which are subject to many risks and uncertainties that could cause actual results to differ materially from those anticipated.

Risks Related to Our Business

         Competition within the steel industry is intense. In the sale of flat rolled carbon steel and silicon steel, the Company competes with competitors on the basis of product quality, responsiveness to customer needs and price. There are two types of steel and iron companies in China: State Owned Enterprises
(SOEs) and privately owned companies.

         The Company competes with both state owned and privately owned steel manufacturers. While we believe that our price and quality are superior to other manufacturers, many of our competitors are better capitalized more experienced, and have deeper ties in the Chinese marketplace. We may be unsuccessful in our attempts to compete, which would have a material adverse impact on our business and financial condition. The Company considers there to be 5 major competitors of similar size, production capability and product line in the market place:
Henan Anyang Metal Sheet Plant, Nanjing Metal Sheet Plant, Tianjin No. 1 Rolling Steel Plant, Tianjin Yinze Metal Sheet Plant and Tangshan Fengrun Metal Sheet Plant. With the PRC's entry into the World Trade Organization and the PRC's agreements to lift many of the barriers to foreign competition, the Company believes that competition will increase in the PRC auto parts market as a whole with the entry of foreign companies to the market.

         Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations.

         We began our operations in 2000. Our limited operating history may not provide a meaningful basis on which to evaluate our business. Although our revenues have grown rapidly since inception, we cannot assure you that we will maintain our profitability or that we will not incur net losses in the future. We expect that our operating expenses will increase as we expand. Any significant failure to realize anticipated revenue growth could result in significant operating losses. We will continue to encounter risks and difficulties frequently experienced by companies at a similar stage of development, including our potential failure to:

         o Implement our business model and strategy and adapt and modify them as needed;

         o Increase awareness of our brands, protect our reputation and develop customer loyalty;

         o        Manage  our  expanding   operations  and  service   offerings,
                  including the integration of any future acquisitions;

         o        Maintain adequate control of our expenses;

         o Anticipate and adapt to changing conditions in the auto parts markets in which we operate as well as the impact of any changes in government regulation;

         o        Mergers   and   acquisitions    involving   our   competitors,
                  technological developments and other significant competitive and market dynamics.

         If we are not successful in addressing any or all of these risks, our business may be materially and adversely affected.

         Our  inability  to  fund  our  capital  expenditure   requirements  may
adversely affect our growth and profitability.

         Our continued growth is dependent upon our ability to raise capital from outside sources. We believe that in order to continue to capture additional market share, we will have to increase our production capacity through the purchase of machinery and equipment with a value of approximately $10 million. In the future we may be unable to obtain the necessary financing on a timely basis and on acceptable terms, and our failure to do so may adversely affect our financial position, competitive position, growth and profitability. Our ability to obtain acceptable financing at any time may depend on a number of factors, including:

         o        Our financial condition and results of operations,

         o The condition of the PRC economy and the auto industry in the PRC, and

         o Conditions in relevant financial markets in the U.S., the PRC and elsewhere in the world.

         We may not be able to effectively control and manage our growth.

         If our business and markets grow and develop, it will be necessary for us to finance and manage expansion in an orderly fashion. This growth will lead to an increase in the responsibilities of existing personnel, the hiring of additional personnel and expansion of our scope of operations. There can be no assurance that we will be able to raise the required financing or control and manage this future growth.

         We depend on large contracts and a concentration of customers.

         Our revenue is dependent, in large part, on significant contracts from a limited number of customers. During the nine months ended September 30, 2005 approximately 41% of sales were to five customers. We believe that revenue derived from current and future large customers will continue to represent a significant portion of our total revenue. Our inability to continue to secure and maintain a sufficient number of large contracts would have a material adverse effect on our business, operating results and financial condition. Moreover, our success will depend in part upon our ability to obtain orders from new customers, as well as the financial condition and success of our customers and general economic conditions.

         We may not be able to pass on to customers increases in the costs of our raw materials, particularly iron and steel.

         The major raw materials that we purchase for production are iron and steel. The price and availability of these raw materials are subject to market conditions affecting supply and demand. Our financial condition or results of operations may be impaired by further increases in raw material costs to the extent we are unable to pass those higher costs to our customers. In addition, if these materials are not available on a timely basis or at all, we may not be able to produce our products and our sales may decline.

Risks Related to Operating Our Business in China

         We face the risk that changes in the policies of the Chinese government could have significant impact upon the business we may be able to conduct in China and the profitability of such business.

         The economy of China is at a transition from a planned economy to a market oriented economy subject to five-year and annual plans adopted by the government that set down national economic development goals. Policies of the Chinese government can have significant effects on the economic conditions of China. The Chinese government has confirmed that economic development will follow a model of market economy under socialism. Under this direction, we believe that the PRC will continue to strengthen its economic and trading relationships with foreign countries and business development in China will follow market forces. While we believe that this trend will continue, there can be no assurance that such will be the case. A change in policies by the Chinese government could adversely affect our interests in by, among other factors: changes in laws, regulations or the interpretation thereof; confiscatory taxation; restrictions on currency conversion, imports or sources of supplies; or the expropriation or nationalization of private enterprises. Although the Chinese government has been pursuing economic reform policies for approximately two decades, there is no assurance that the government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting China's political, economic and social life.

         The PRC laws and regulations governing our current business operations and contractual arrangements are uncertain, and if we are found to be in violation, we could be subject to sanctions. In addition, any changes in such PRC laws and regulations may have a material and adverse effect on our business.

         There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to the laws and regulations governing our business, or the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. Our subsidiaries and we are considered foreign persons or foreign funded enterprises under PRC laws, and as a result, we are required to comply with PRC laws and regulations. These laws and regulations are relatively new and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. In addition, the PRC authorities retain broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business licenses and requiring actions necessary for compliance. In particular, licenses, permits and beneficial treatments issued or granted to us by relevant governmental bodies may be revoked at a later time under contrary findings of higher regulatory bodies. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses. We cannot assure you that any such restructuring would be effective or would not result in similar or other difficulties. We may be subject to sanctions, including fines, and could be required to restructure our operations. As a result of these substantial uncertainties, we cannot assure you hat we will not be found in violation of any current or future PRC laws or regulations.

         A slowdown or other adverse developments in the PRC economy may materially and adversely affect our customers, demand for our services and our business.

         All of our operations are conducted in the PRC and all of our revenues are generated from sales to businesses operating in the PRC. Although the PRC economy has grown significantly in recent years, we cannot assure you that such growth will continue. The automotive industry in the PRC is relatively new and growing, but we do not know how sensitive we are to a slowdown in economic growth or other adverse changes in the PRC economy which may affect demand for cars and trucks, and therefore, auto parts. A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the PRC may materially reduce the demand for our products and materially and adversely affect our business.

         Inflation in China could negatively affect our profitability and growth.

         While the Chinese economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. If prices for our products rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may have an adverse effect on profitability. In order to control inflation in the past, the Chinese government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. Such an austerity policy can lead to a slowing of economic growth. In October 2004, the People's Bank of China, China's central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy. Repeated increases in interest rates by the central bank will likely slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our products.

         Governmental control of currency conversion may affect the value of your investment.

         The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. We receive substantially all of our revenues in Renminbi, which is currently not a freely convertible currency. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies.

         The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain of our expenses as they come due.

         The fluctuation of the Renminbi may materially and adversely affect your investment.

         The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC's political and economic conditions. As we rely entirely on revenues earned in the

PRC, any significant revaluation of the Renminbi may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar could have a material adverse effect on our business, financial condition and results of operations.

         Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our common shares or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of the Renminbi we convert would be reduced. To date, however, we have not engaged in transactions of either type. In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

         Since 1994 the PRC has pegged the value of the Renminbi to the U.S. dollar. We do not believe that this policy has had a material effect on our business. However, there have been indications that the PRC government may be reconsidering its monetary policy in light of the overall devaluation of the U.S. dollar against the Euro and other currencies during the last two years. In July 2005, the PRC government revalued the Renminbi by 2.1% against the U.S. dollar, moving from Renminbi 8.28 to Renminbi 8.11 per dollar. Because of the pegging of the Renminbi to the U.S. dollar is loosened, we anticipate that the value of the Renminbi will appreciate against the dollar with the consequences discussed above.

         The PRC legal system has inherent uncertainties that could materially and adversely affect us.

         The PRC legal system is based upon written statutes. Prior court decisions may be cited for reference but are not binding on subsequent cases and have limited value as precedents. Since 1979, the PRC legislative bodies have promulgated laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, the PRC has not developed a fully integrated legal system and the array of new laws and regulations may not be sufficient to cover all aspects of economic activities in the PRC. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their non-binding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, published government policies and internal rules may have retroactive effects and, in some cases, the policies and rules are not published at all. As a result, we may be unaware of our violation of these policies and rules until some time later. The laws of the PRC govern our contractual arrangements with our affiliated entities. The enforcement of these contracts and the interpretation of the laws governing these relationships are subject to uncertainty.

Risks Related to Our Common Stock

         Our officers, directors and affiliates control us through their positions and stock ownership and their interests may differ from other stockholders.

         Our officers, directors and affiliates beneficially own approximately 96% of our common stock. Mr. Yu, Zuo Sheng our major shareholder, beneficially owns approximately 96% of our common stock and is the selling stockholder herein. Mr. Yu can effectively control us and his interests may differ from other stockholders

         Because our principal assets are located outside of the United States and all of our directors and officers reside outside of the United States, it may be difficult for you to enforce your rights based on U.S. federal securities laws against us and our officers and directors in the U.S. or enforce U.S. court judgments against us or them in the PRC.

         All of our directors and officers reside outside of the United States. In addition, Daqiuzhuang, our operating subsidiary, is located in China substantially all of its assets are located outside of the United States. It may therefore be difficult for investors in the United States to enforce their legal rights based on the civil liability provisions of the U.S. federal securities laws against us in the courts of either the U.S. and the PRC and, even if civil judgments are obtained in U.S. courts, to enforce such judgments in PRC courts. Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement against us or our officers and directors of criminal penalties under the U.S. federal securities laws or otherwise.

         We have never paid cash dividends and are not likely to do so in the foreseeable future.

         We currently intend to retain any future earnings for use in the operation and expansion of our business. We do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate.

         There is only a limited trading market for our common stock.

         Our common stock is now listed on the over-the-counter Bulletin Board. There is currently limited trading market for our common stock and we do not know if any trading market will ever develop. You may be unable to sell your shares due to the absence of a trading market.

         In addition, broker-dealers who recommend our common stock to people who are not established customers or qualifying investors must follow special sales procedures, including getting the purchaser's written consent prior to the sale. Our common stock is also subject to the "penny stock" rules, which require delivery of a schedule explaining the penny stock market and the associated risks before any sale. See "MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS." These requirements may further limit your ability to sell your shares.

         Our common stock is illiquid and subject to price volatility unrelated to our operations.

         The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other auto parts makers, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us.

         In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

                                 USE OF PROCEEDS

         We are registering these shares pursuant to the registration rights granted to the Subscribers in our recent private placements. We will not receive any proceeds from the resale of our common stock under this offering.

         We may also receive proceeds from the issuance of shares of common stocks to the Subscribers if they exercise their warrants through a cash exercise. If each of the Warrants is exercised through a cash exercise, we estimate that we may receive up to an additional $8,824,987.5

         We intend to use the net proceeds from this offering, if any, in financing part of the joint venture with Baotou Steel and general corporation purposes. We may identify other acquisitions in the near future and may need to raise additional funds. There is no assurance that any of our future acquisitions will be accomplished. If not, we will use our net proceeds from this offering for corporate expansion and other general corporate purposes.

                              SELLING SHAREHOLDERS

         The selling shareholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of our common stock set forth below.

         When we refer to "selling shareholders" in this prospectus, we mean those persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling shareholders' interests in shares of our common stock other than through a public sale.

         The following table sets forth, as of the date of this prospectus, the name of each selling shareholder for whom we are registering shares for resale to the public, and the number of shares of common stock that each selling shareholder may offer pursuant to this prospectus. The common stock being offered by the selling shareholders was acquired from us in the private placement that was completed on September 18, 2005. The shares of common stock offered by the selling shareholders were issued pursuant to exemptions from the registration requirements of the Securities Act. The selling shareholders represented to us that they were accredited investors and were acquiring our common stock for investment and had no present intention of distributing the common stock. We have agreed to file a registration statement covering the common stock received by the selling shareholders. We have filed with the Securities and Exchange Commission, under the Securities Act, a registration statement on Form SB-2 with respect to the resale of the common stock from time to time by the selling shareholders, and this prospectus forms a part of the registration statement on Form SB-2. Except as noted below, none of the selling shareholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates and none of the selling shareholders is or was affiliated with registered broker-dealers.

         Based on the information provided to us by each selling shareholder and as of the date the same was provided to us, assuming that the selling shareholders sell all of our shares of common stock beneficially owned by them that have been registered by us and do not acquire any additional shares during the offering, each selling shareholder will not own any shares other than those appearing in the column entitled "Percentage of common stock owned after the offering." We cannot advise you as to whether the selling shareholders will in fact sell any or all of such shares of common stock. In addition, the selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below.


                              Selling Shareholders

     Name of selling shareholder         Total number of          Number of     Total number of     Percentage
                                        securities being          shares of        securities        of share
                                           registered           common stock    being registered    capital(1)
                                                                issuable upon
                                                                 exercise of
                                                                 the Class A
                                                                Warrants and
                                                                   Class B
                                                                  Warrants
Matlin Patterson Global Opportunities
 Partners II L.P.                             736,361            1,472,722          2,209,083          7.06%

Matlin Patterson Global Opportunities
 Partners (Caymans) II L.P.                   263,639              527,278            790,917           2.5%

Yuji Komiya                                    33,333               66,666             99,999           0.3%

John Yoo                                       33,333               66,666             99,999           0.3%

Zayd International Limited                     70,000              140,000            210,000          0.67%

Robertson Investments Limited                   6,666               13,332             19,998          0.06%

Jun Ren                                        13,333               26,666             39,999          0.12%

Yun Qian Xie                                   20,000               40,000             60,000          0.19%

Totals                                      1,176,665            2,353,330          3,529,995         11.29%
                                         ============         ============       ============  ============


(1) Percentages based on 31,250,000 shares of common stock of the Company outstanding as of June 30, 2005.

OUR RECENT PRIVATE PLACEMENTS

EXEMPTION FROM REGISTRATION. As described under "Prospectus Summary - About Our Recent Private Placements", we issued in connection with our private placement shares of our common stock, in accordance with and in reliance upon the exemption from securities registration afforded by Regulation D promulgated by the SEC under the Securities Act and/or Section 4(2) and Section 4(6) of the Securities Act.

PURCHASE PRICE. Our common stock was offered at a price of $1.50 per share

NUMBER OF SHARES BEING REGISTERED IN CONNECTION WITH THE SUBSCRIPTION AGREEMENT. The Subscription Agreements provides that our company shall file with the Commission a registration statement registering the shares of common stock issued in connection with the private placement (the "Registrable Securities") for unrestricted distribution and public resale by the holders of such Registrable Securities, that is, 1,176,665 of the shares of common

WARRANTS ISSUED IN CONNECTION WITH THE SUBSCRIPTION AGREEMENT. Each share of common stock included two warrants which give the right of the warrant holder to purchase an additional 2,353,330 of common stock in the future. The warrants can be exercised on the first anniversary date at $2.50 per share (the "Class A Warrants") and on the second anniversary date at $5.00 per share (the "Class B Warrants"). The number of shares attached to the warrants will be adjusted due to dividends and changes in the capital stock structure changes.

INDEMNIFICATION. Our company has agreed to indemnify the selling shareholders from all liability and losses resulting from any misrepresentations or breaches made by our company in connection with the Subscription Agreement, other related agreements, or the registration statement. The selling shareholders have agreed to indemnify our company from all liability and losses resulting from any misrepresentations furnished by such selling shareholder in writing to our company specifically for use in such registration statement or prospectus to the extent of the net proceeds actually received by the selling shareholder from the sale of Registrable Securities.

PUT RIGHT AND LOCK BOX If an Investor would like the Company to repurchase Shares, s/he must notify the Company and the Lock-Box Agent (as defined below) 60 days before the Repurchase Date (as defined below). On the Repurchase Date, the Company repurchases all the Shares purchased by the Investor for $1.95 a share, subject to adjustment for stock splits, reclassification etc and does not cover shares sold by the Investor prior to the Repurchase Date. The "Repurchase Date" will be 18 months from the date in this agreement, or the previous business day in the event it falls on a weekend or a US holiday. At that time, the Company requests the Lock-Box Agent (see below) to pay the Investor the Repurchase Price for the shares. When, after the closing, the Company receives proceeds for debt payment or the issuance/sale of any debt or debt securities the Company must (i) enter into a lock-box agreement with a lock-box agent and the other investors who purchased Common Shares under the Offering and any changes required by the Lock-Box Agent or mutually agreed to by the parties and
(ii) deposit or have deposited sufficient funds to complete the Repurchase from any amounts it receives from assuming debt obligations or selling debt or debt securities. The Lock-Box Agent shall be the agent with whom the Company has entered into a Lock-Box Agreement.

DEMAND REGISTRATION. At any time and from time to time on or after the date of the subscription agreement, the holder of a majority of the Registrable Securities may make a request for the registration under the Securities Act of all or part of their Registrable Securities (a "Demand Registration"). Such request for a Demand Registration must specify the number of shares of Registrable Securities proposed to be sold and must also specify the intended method of disposition thereof.

PIGGY-BACK REGISTRATION. If at any time, the Company proposes to file a registration statement under the Securities Act with respect to an offering of equity securities, or securities convertible or exchangeable into equity securities, by the Company for its own account or the shareholders of the Company for their own account other than a registration statement (i) on Form S-4 or S-8 (or any substitute or successor form that may be adopted by the Commission), or (ii) filed in connection with any employee stock option or other benefit plan, then the Company shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event no later than 30 days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in the such offering, the intended method(s) of distribution, and the name of the proposed manager underwriter(s), if any, of the offering; and (y) offer the holders of Registrable Securities in such notice the opportunity to register such number of shares of Registrable Securities as such holder may request in writing within 15 days following receipt of such notice (a "Piggy Back Registration"). The Company shall cause such Registrable Securities to be included in such registration and shall use its best efforts to cause the managing underwriter(s) of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration to be included on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method of distribution thereof.

SHELF REGISTRATION. Any holder of Registrable Securities may at any time request in writing that the Company register the resale of any or all of such Registrable Securities on Form S-3 (or any similar short-form registration which may be available at such time) for an offering to be made on a continuous basis. Upon receipt of such written request, the Company will promptly give written notice of the proposed registration to all other holders of Registrable Securities, and, as soon as practicable thereafter, effect the registration of all or such portion of such holder's or holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other holder or holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration pursuant to this section if (i) Form SB-3 is not available for such offering; (ii) the holders propose to effect an underwritten offering, (iii) the holders propose to sell Registrable
Securities at an anticipated aggregate price to the public (net of any underwriters' discounts or commissions) of less than $500,000, or (iv) the Company shall furnish to the holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such Form SB-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form SB-3 registration statement for a period of not more than 60 days after receipt of the request of the holder or holders under this Section , provided, however, that in the event the Company elects to exercise such right with respect to any registration, it shall not have the right to exercise such right again prior to the date which is ten months after the date on which the registration statement relating to such deferred registration is declared effective. The Company shall use its best efforts to maintain each registration statement under this Section effective until the Registrable Securities covered thereby have been sold. Registrations effected pursuant to this section shall not be counted as Demand Registrations.

                              PLAN OF DISTRIBUTION

         We are registering the securities covered by this prospectus on behalf of the selling shareholders. Each selling shareholder is free to offer and sell his or her shares of our common stock at such times, in such manner and at such prices as he or she may determine. The selling shareholders have advised us that the sale or distribution of our common stock owned by the selling shareholders may be effected in transactions in the over-the-counter market (including block transactions), negotiated transactions, the settlement of short sales of our common stock, or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The selling shareholders do not have an underwriter or coordinating broker acting in connection with the proposed sale of our common stock. There is no over-allotment option and no shares will be sold by us.

         The selling shareholders may sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders. They may also receive compensation from the purchasers of our common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         Selling shareholders and any broker-dealer that acts in connection with the sale of shares of our common stock hereunder may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. Any commissions received by such broker-dealers and any profit on the resale of the shares of our common stock sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of our common stock against certain liabilities, including liabilities arising under the Securities Act.

         Because each of selling shareholders may be deemed to be an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act, the selling shareholders will be subject to prospectus delivery requirements of the Securities Act.

         We have informed the selling shareholders that the anti-manipulation rules of the Commission, including Regulation M promulgated under the Securities Exchange Act, will apply to its sales in the market, and we have informed the other selling shareholders that these anti-manipulation rules may apply to their sales in the market. We have provided all of the selling shareholders with a copy of such rules and regulations.

         Regulation M may limit the timing of purchases and sales of any of the shares of our common stock by the selling shareholders and any other person distributing our common stock. The anti-manipulation rules under the Securities Exchange Act may apply to sales of shares of our common stock in the market and to the activities of the selling shareholders and their affiliates. Furthermore, Regulation M of the Securities Exchange Act may restrict the ability of any person engaged in the distribution of shares of our common stock to engage in market-making activities with respect to the particular shares of common stock being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

         Rules 101 and 102 of Regulation M under the Securities Exchange Act, among other things, generally prohibit certain participants in a distribution from bidding for or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 104 of Regulation M governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

         The selling shareholders also may resell all, or a portion, of the common shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

         The selling stockholders will pay all commissions, transfer taxes and other expenses associated with their sales. The shares offered hereby are being registered pursuant to our contractual obligations, and we have agreed to pay the expenses of the preparation of this prospectus.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth the names and ages of our current directors and executive officers, their principal offices and positions and the date each such person became our director or executive officer. Our executive officers are elected annually by the board of directors. Our directors serve one-year terms until their successors are elected. The executive officers serve terms of one year or until their death, resignation or removal by the board of directors. There are no family relationships between any of the directors and executive officers. In addition, there was no arrangement or understanding between any executive officer and any other person pursuant to which any person was selected as an executive officer. The executive officers are all full time employees of General Steel Holdings, Inc.

         The directors and executive officers of General Steel Holdings, Inc. are as follows:

---------------- ----- -------------------------------------------- ------------
Name              Age  Position                                      Date of
                                                                     Appointment
---------------- ----- -------------------------------------------- ------------
Yu, Zuo Sheng     40   Director / President and Chief Executive      10/14/04
                       Officer, Chairman of the Board of Directors
---------------- ----- -------------------------------------------- ------------
Li, Huan Cheng    55   Director                                      3/7/05
---------------- ----- -------------------------------------------- ------------
Warner, Ross      41   Independent Director                          8/24/05
---------------- ----- -------------------------------------------- ------------
Wong, John        38   Independent Director                          8/24/05
---------------- ----- -------------------------------------------- ------------
Tian,Lian Hui     64   Independent Director                          12/20/05
---------------- ----- -------------------------------------------- ------------
Chen, John        33   Director / Chief Financial Officer            3/7/05
---------------- ----- -------------------------------------------- ------------
Wang, Guo Dong    64   Director / Chief Technical Officer            3/7/05
---------------- ----- -------------------------------------------- ------------
Zhao, Sheng Guo   45   Director / Chief Engineer                     3/7/05
---------------- ----- -------------------------------------------- ------------
Han, Wen Chun     40   Plant Controller                              10/14/04
---------------- ----- -------------------------------------------- ------------
Liu, Yu Wen       32   Manager of Sales and Purchase Department      10/14/04
---------------- ----- -------------------------------------------- ------------
Yu, Zuo Yan       38   Manager of Production Department              10/14/04
---------------- ----- -------------------------------------------- ------------


         Our directors are generally elected until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier resignation or removal. Each director's term of office is one year.

         None of the following ever occurred to any of our directors and officers.

         (1) Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

         (2) Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

         (3) Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

         (4) Being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

         Family relationships

         Mr. Liu, Yu Wen is Mr. Yu, Zuo Sheng's brother in-law, Mr. Yu, Zuo Yan is Mr. Yu, Zuo Sheng's brother.

         Biographical information

         Mr. Yu, Zuo Sheng, President and Chief Executive Officer, joined us in August 2000 and became a Director in August 2000. From April 1986 to February 1992, he was President of Daqiuzhuang Metal Sheets Factory, Tianjin, China. From February 1992 to December 1999, he was General Manager of Sheng Da Industrial Company, Tianjin, China. From November 1999 to March 2001, he was President and Chairman of Board of Directors of Sheng Da Machinery Manufactory, Tianjin, China. Since February 2001, he is President and Chairman of Board of Directors of Beijing Wendlar Investment Management Group, Beijing, China. Since March 2001, he is President and Chairman of Board of Directors of Baotou Sheng Da Steel Pipe Limited, Inner Mongolia, China and Chairman of Board of Directors of Sheng Da Steel and Iron mill, Hebei province, China. Since April 2001, he is President and Chairman of Sheng Da Industrial Park Real Estate Development Limited. Since December 2001, Mr. Yu is President and Chairman of Beijing Shou Lun Real Estate Development Company, Beijing, China.

         Mr. Yu graduated in 1985 graduated from Sciences and Engineering Institute, Tianjin, China. In July 1994, he received Bachelor degree from Institute of Business Management for Officers. Mr. Yu received the title of "Senior Economist" from the Committee of Science and Technology of Tianjin City in 1994. In July 1997, he received a MBA degree from the Graduate School of Tianjin Party University. In April 2003, Mr. Yu, Zuo Sheng held a position as a member of China's APEC (Asia Pacific Economic Co-operation) Development Council.

         Ms. Li, Huan Cheng, director since May 2002. From December 1968 to November 1994, she was manager of Tianjin Trust Company, Tianjin, China. From January 1995 to May 2002, she was manager and CPA of Tianjin Gao Xin Valuation and Liquidation Company; Tianjin, China. In July 1982, she graduated from Tianjin Financial and Economic Institute, Tianjin, China.

         Mr. John Chen joined us in May 2004. He is the Chief Financial Officer and a Director. From August 1997 to May 2004, he was senior accountant at Moore Stephens Wurth Frazer and Torbet, LLP, Los Angeles, California, USA. He graduated from Norman Bethune University of Medical Science, Changchun city, Jilin province, China in September 1992. He received B.S. degree in accounting from California State Polytechnic University, Pomona, California, USA in July 1997.

         Mr. Wang, Guo Dong joined us in May 2003. He is the Chief Technical Officer and a Director. From January 1982 to May 2003, he was professor at Northeast University, Shenyang City, Liaoning province, China. From October 1968 to October 1978, he was the engineer of Anshan Iron and Steel Company, in Anshan City, Liaoning province, China. He received a Master's Degree in Engineering from Beijing Iron and Steel Research Institute, Beijing, China, in September 1982. He also received a Bachelor's Degree in Engineering from Northeast University, Shenyang, China in September 1966.

         Mr. Zhao, Sheng Guo joined us in March 2003. He is the Chief Engineer and a Director. From June 1995 to June 2003, he was the CTO of Beijing Capital Steel Plate Mill. From March 1988 to June 1995, he was chief engineer of Beijing Capital Steel Plate Mill. From March 1983 to March 1988, he was engineer of Beijing Special Steel Metal sheet Mill. He received MBA Degree from Northeast University, Shenyang city, Liaoning province, China, in August 2001. He graduated from Beijing Steel Institute in Beijing, China in 1982.

         Mr. Han, Wen Chun joined us in October 2000. He is the plant controller. From June 1989 to October 2000, he was the manager of Accounting Department of Sheng Da Industrial Company.

         Mr. Liu, Yu Wen joined us in August 2000. He is the head of the Sales and Purchase Department. From October 1991 to August 2000, he was office manager of Daqiuzhuang Metal Sheet Company, Daqiuzhuang, Tianjin, China. Since August 2000, he is office manager of Daqiuzhang Metal Sheet Company Limited. In July 1991, he graduated from Jinghai Adult High School, Tianjin, China. He is brother in-law of Mr. Yu, Zuo Sheng.

         Mr. Yu, Zuo Yan joined us in May, 2000. He is the manager of the Production Department. From July 1989 to May 2000, he was manager of steel pipe workshop of Daqiuzhuang Steel Pipe Company. From August 1986 to May 1989, he was the technician of Daqiuzhuang Steel Pipe Company. He graduated from Tianjin Polytechnic Institute in August 1986. He is brother of Mr. Yu, Zuo Sheng.

         Mr. John Wong was elected as the independent director in August 2005. From June 2003 to present, he is the managing partner of Vantage & Associates. From January 2000 to March 2003, he was the director at Deloitte Touche Corporate Finance, Shanghai. From July 1998 to December 1999, he was director of Amrex Capitals. From July 1996 to June 1998, he worked as senior audit manager at Ernest & Young, Hong Kong. Mr. Wong graduated from Melbourne University in 1989. He obtained Independent Directorship Certificate in 2002.

         Mr. Ross Warner was elected as the independent director in August 2005. From July 2003 to present, he was the Chief of Operations at OCDF. From July 2002 to June 2003, he was the country manager for English First in charge of China and Vietnam. From April 2001 to July 2002, he was the non-technical training manager at TTI-China. From July 1998 to December 2000, he worked as the consultant at Info Technology Group, Inc.-Beijing Office. Mr. Ross Warner obtained the master degree from Thunderbird University.

         Mr. Tian Lian Hui was elected as the independent director in December 2005. He has held the position of Chairman of COCIM since 1995. COCIM is a software company which designs and implements Office Automation Software, such as ERP system for businesses. He has been the head of the Research Institute of Ministry of Electronic Industry. Mr. Tian has also led several national projects including the design of computer information system for Baoshan Steel. Mr. Tian, 64, graduated from Northeast University with a Masters Degree in Automation Control.


INDEMNIFICATION

         Our Articles of Incorporation limit the liability of directors to the maximum extent permitted by Nevada law. This limitation of liability is subject to exceptions including intentional misconduct, obtaining an improper personal benefit and abdication or reckless disregard of director duties. Our articles of incorporation and bylaws provide that we may indemnify our directors, officer, employees and other agents to the fullest extent permitted by law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification. We currently do not have such an insurance policy.

EXECUTIVE COMPENSATION

         The following table sets forth certain information concerning the compensation paid to our chief executive officer and our two other most highly compensated executive officers:

------------------------------------ -------------------------------------------
Name and position                    Annual Compensation
------------------------------------ -------------------------------------------
Yu, Zuo Sheng                        RMB 600,000
Chief Executive officer              (approximately USD 72,289)
------------------------------------ -------------------------------------------
John Chen                            RMB 120,000
Chief Financial Officer              (approximately USD 14,458)
------------------------------------ -------------------------------------------
Han, Wen Chun                        RMB 96,000
Plant Controller                     (approximately USD 11,616)
------------------------------------ -------------------------------------------
Su, Xiao Gang                        RMB 96,000
Manager of Human Resources           (approximately USD 11,616)
------------------------------------ -------------------------------------------

DIRECTOR COMPENSATION

         None of our directors has received any compensation for their services rendered as directors to GSHO during fiscal years 2004 and 2005.

DESCRIPTION OF SECURITIES

         The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, as amended to date, and our by-laws, all of which have been filed as exhibits to our registration statement of which this prospectus is a part. All material terms of these referenced documents are disclosed in this document. Our authorized capital stock consists of 75,000,000 shares of common stock, $0.001 par value. As of June 30, 2005, there were 31,250,000 shares of common stock issued and outstanding.

COMMON STOCK

         The holders of our common stock are entitled to one vote for each share held. The affirmative vote of a majority of votes cast at a meeting that commences with a lawful quorum is sufficient for approval of matters upon which shareholders may vote, including questions presented for approval or ratification at the annual meeting. Our common stock does not carry cumulative voting rights, and holders of more than 50% of our common stock have the power to elect all directors and, as a practical matter, to control our company. Holders of our common stock are not entitled to preemptive rights, and our common stock may only be redeemed at our election.

         After the satisfaction of requirements with respect to preferential dividends, if any, holders of our common stock are entitled to receive, pro rata, dividends when and as declared by our board of directors out of funds legally available therefore. Upon our liquidation, dissolution or winding-up, after distribution in full of the preferential amount, if any, to be distributed to holders of the preferred stock, holders of our common stock are entitled to share ratably in our assets legally available for distribution to our shareholders. All outstanding shares of common stock are fully paid and non-assessable.

                                    BUSINESS

         Our Company was initially incorporated as "American Construction Company", on August 5, 2002 in the State of Nevada for the purpose of commencing a business of general construction contracting.

         It is the Company's objective to provide to its customers timely and durable constructions of their residential and commercial needs. To accomplish the above objective the now retired founder of our company, Jeff Mabry established American Construction Company. American Construction Company then established its subsidiary, West Dee Construction Ltd. (a Saskatchewan, Canada Company) on August 8, 2002 by purchasing 100 shares from its treasury. We established our subsidiary for the purpose of achieving our above stated objectives in Saskatchewan, Canada, that is, to enter the residential and commercial construction industry in this market.

         On October 14, 2004, American Construction Company and General Steel Investment Co., Ltd. ("General Steel Investment") and Northwest Steel Company, a Nevada corporation ("Merger Sub"), entered into an Agreement and Plan of Merger (the "Agreement") pursuant to which American Construction Company acquired General Steel Investment, and its 70% ownership in its subsidiary Daqiuzhuang Metal Sheet Co., Ltd. in exchange for shares of the Company's common stock, of which 22,040,000 shares are a new issuance by the Company. Under the terms of the Agreement, General Steel Investment remained a wholly-owned subsidiary of the Company. The transaction contemplated by the Agreement was intended to be a "tax-free" reorganization pursuant to the provisions of Section 351 and 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended. The stockholders of General Steel, after completion of the Merger, now own approximately 96% of the Company's common stock outstanding as of October 15, 2004 (excluding any additional shares issuable upon outstanding options, warrants and other securities convertible into common stock).

         Daqiuzhuang Metal Sheet Co., Ltd. ("Dagiuzhuang Metal") was established on August 18, 2000 in Jinghai county, Tianjin city, Hebei province, the People's Republic of China (PRC). The Articles of Incorporation provides for a 10-year operating term beginning on August 18, 2000 with registered capital of $9,583,200. The Company is a Chinese registered limited liability company with a legal structure similar to a limited liability company organized under state laws in the United States of America. Tianjin Long Yu Trading Material Co., Ltd was the majority owner with 71% of ownership interest. Tianjin Long Yu Trading Material Co., Ltd was incorporated in 2000 in Tianjin Municipality, Daqiuzhuang county; People's Republic of China. Mr. Yu, Zuo Sheng has a 90% ownership interest in Tianjin Long Yu Trading Material Co., Ltd.

         During January 2004, upon the Board of Directors' approval, Tianjin Long Yu Trading Material Co., Ltd and other minority shareholders sold their interests amounting to 70% to Yang Pu Capital Automotive Investment Limited. Yang Pu Capital Automotive Investment Limited is a Chinese registered limited liability company which is 100% indirectly owned by Mr. Yu, Zuo Sheng.

         On May 16, 2004, the Company agreed to purchase Yang Pus' 70% equity interest in Daqiuzhuang Metal for the amount of 55.45 million RMB or approximately $6,709,450. The Company received a new business license certifying the new ownership structure as a Chinese Foreign Joint Venture on June 25, 2004.

         The Company through its subsidiary Daqiuzhuang Metal principally engages in the manufacturing of hot rolled carbon and silicon steel sheets that are mainly used on tractors, agricultural vehicles and in other specialty markets. The Company sells its products through both retailers and wholesalers.

         On October 14, 2004, based on the Company's Plan of Merger with General Steel, the Board of Directors determined to change the Registrant's fiscal year end from January 31 to December 31.

         Effective March 7, 2005, American Construction Company amended its Articles of Incorporation to change its name to "General Steel Holdings, Inc." The name change to General Steel Holdings, Inc. was an important milestone as it helped our current and future investors more readily understand our core business in China.

         Since 1998, DQ has expanded its operations to six production lines processing 250,000 tons of 0.75-2.0 mm hot-rolled carbon steel sheets per year, maintaining a 40% market share of all steel sheets used in the production of agricultural vehicles in China. The Company is building a new plant next to the existing facility with four new production lines to increase its hot-rolled steel sheet production capacity by 150,000 tons. The new production site is expected to be put in use by January 2006.

         Having negotiated with Baotou Iron and Steel (Group) Co., Ltd. for nearly a year, we finally announced on September 28, 2005 the firm agreement with them to set up the Baotou Steel-General Steel Special Steel Joint Venture Company Limited.

         The Joint Venture Company will be located at Kundulun District, Baotou City, Inner Mongolia, China. The stated purposes of the Joint Venture Company are, among others, to produce and sell special steel and to improve the product quality and the production capacity and competitiveness by adopting advanced technology in the production of steel products. The Joint Venture Company shall have a capacity of producing 600,000 of specialty steel products a year.

         The registered capital of the joint venture will be approximately $24,000,000. The products of the joint venture will be sold in the Chinese market and abroad. The ownership will be comprised of the following:

                                                              % Ownership
                                                        ------------------------

Baotou Iron and Steel (Group) Co., Ltd.                           49%
General Steel Investment Co., Ltd.                                31%
Da Qiu Zhuang Metal Sheet Co., Ltd                                20%


         Baotou Iron and Steel (Group) Co., Ltd. shall contribute land, existing equipment and materials at an estimated value of approximately $12,000,000 which will be contributed to the joint venture at the date of the approval of Joint Venture or issuance of the business license. General Steel Investment Co., Ltd. will contribute approximately $7,500,000 of cash and Da Qiu Zhuang Metal Sheet Co., Ltd. will contribute approximately $5,000,000 in cash. These contributions will be required to be made on the following payment schedule 30% of their capital contribution within 30 days of the date of approval of the Joint Venture; 30% of their capital contribution within 3 months of the date of approval of the Joint Venture; and 40% of their capital contribution within 6 months of the date of approval of the Joint Venture.

         In the third quarter ended September 30, 2005, the Company also completed a private placement and sold a total of 1,176,665 shares of common stock at $1.50 per unit. Each unit contains one share of its common stock and two warrants. The warrants can be exercised on the first anniversary date at $2.50 per share and on the second anniversary date at $5.00 per share. At the option of the investors the Company maybe required to repurchase the 1,176,665 shares of common stock 18 months after the closing date at a per share price of $1.95.

         Under this private offering, the Company raised a total of $1,765,000 , net of $158,850 paid for commissions for net proceeds of $1,606,1450, which will be used to pay for the above mentioned joint venture.

MARKETING AND CUSTOMERS

         Hot rolled carbon and silicon steel sheets are semi-finished products. The Company sells its products primarily to distributors, service centers, or manufacturers who may further process these products or resell them without further processing.

         The Company's products are primarily used by domestic manufacturers of economy agricultural vehicles: small, motorized, 3-wheel vehicles with a payload from 1,650 to 4,400 lbs. (750 to 2,000 kgs), retailing between 1,200 and 1,800 USD (10,000 -15,000 RMB).

         The production of inexpensive agriculture vehicles targets the needs of low income farming populations in the rural areas of China. International non-government organizations estimate that 80% of China's population of 1.1 billion is comprised of low-income rural farmers.

         From production and sales figures supplied by its customers producing economy agricultural vehicles, the Company estimates it supplies 40% of this industry's nationwide demand for hot rolled steel products.

         The Company's marketing efforts are mainly directed toward those customers who have exacting requirements for on-time delivery, customer support and product quality. The Company believes that its enhanced product quality and delivery capabilities, and its emphasis on customer support and product planning, are critical factors in its ability to serve this segment of the market.

         The  Company   currently  sells  its  products  through  the  following
seventeen distributors:

Inner Mongolia Baotou Yili Commercial     Henan Yuanyang Jinxin Metal Sheet Co.,
Trading Co., Ltd                          Ltd.

Jiangsu Nantong Zhongtie Economic and     Zhejiang Jianlong Steel Co., Ltd.
TradeDevelopment Ltd. Co.,

Shandong Zibo Zhoucun Jinzhou Supply      Jiangsu Wuxi Dazhuang Supply Materials
Materials Co., Ltd.                       Co., Ltd.

Qinghai Xining Zhenning Supply            Shanghai Jinyijin Commercial Trading
Materials Co.,Ltd.                        Co., Ltd.

Shandong Gaomi Xinfeng Supply             Tianjin Jinghai Qiangsheng Industrial
Materials  Co.,  Ltd.                     Trading Co., Ltd.

Jiangsu Zongshen Motorcycle               Tianjin Beihua Industrial Trading Co.,
Manufacturing Co., Ltd.                    Ltd

Shandong Boxing County Boyuan Supply      Jiangsu Yancheng Xigang Steel Products
 Materials Co., Ltd                       Co., Ltd.

Gansu Lanzhou Northern Petrochemical      Henan Changge Stone Supply Materials
and  Metallurgical Co., Ltd.              Co., Ltd.

Shandong Qufu Erqing Industrial Supply
and Sales Co., Ltd.

         Upon inception of business, each distributor pays a 500,000 RMB, that is, approximately $60,500 deposit to the Company. Distributors must submit a monthly sales plan for each calendar year. Distributors are required to have a minimum annual order requirement of 5,000 tons. Distributors who do not meet this quota are penalized based on a certain percentage of the difference between the minimum requirement and their actual sales. Thus far, the Company has not experienced such a problem with any of its distributors and hence did not have to enforce any penalty. All of the orders by the distributors are paid in full by cash payment. Distributors place orders thirty days prior to delivery and pay in full upon delivery.

         Our revenue is dependent, in large part, on significant contracts from a limited number of customers. During the fiscal year ended December 31, 2004 approximately 40% of sales were to five customers and approximately 20% of sales were to one customer. We believe that revenue derived from current and future large customers will continue to represent a significant portion of our total revenue.

COMPETITION

         Competition within the steel industry is intense. In the sale of flat rolled carbon steel and silicon steel, the Company competes with its competitors on the basis of product quality, responsiveness to customer needs and price.

         There are two types of steel and iron companies in China: (i) State Owned Enterprises ("SOEs") and (ii) privately owned companies. The Company does not consider foreign steel producers to be its competitors. Most SOEs produce both carbon steel and silicone steel products utilizing both hot and cold rolling production technologies. Products produced with cold rolling technologies are of higher quality than those produced by hot rolling technologies. Throughout China, SOEs are widely characterized by large production capacities and poor management efficiencies. As a result, products produced by SOEs tend to be of higher price than those produced by privately owned firms. Compared to SOEs, privately owned companies are characterized by small to moderate production capacities and more efficient management practices. To the Company's knowledge, no privately owned steel firms in China utilize cold rolling production technologies.

         The Company competes with both SOEs and privately owned steel manufacturers. The Company considers there to be 5 major competitors of similar size, production capability and product line in the market place: Henan Anyang Metal Sheet Plant, Nanjing Metal Sheet Plant, Tianjin No. 1 Rolling Steel Plant, Tianjin Yinze Metal Sheet Plant and Tangshan Fengrun Metal Sheet Plant. Of these, only Tangshan Fengrun Metal Sheet Co. is a privately owned company. Qiu Steel maintains high product quality standards and enjoys a good reputation in the marketplace.

Employees

         As of December 31, 2004, the Company had approximately 850 active full-time employees. Of these, about 100 were officers, managers and clerks involved in management and administrative functions. None of the Company's employees are union members or covered by collective bargaining agreements.

         The Company believes that its employee relations are good and the Company has been, and continues to be, proactive in establishing and maintaining a climate of good relations with its employees. On-going initiatives include organizational skill training and team building programs.

Environmental Regulation

         Domestic steel producers, including the Company, are subject to stringent national and local environmental laws and regulations.

         The Company does not anticipate any material impact on its future recurring operating costs or profitability as a result of its compliance with current environmental regulations. Moreover, the Company believes that since all domestic steel producers operate under the same set of environmental regulations, the Company is under no competitive disadvantage resulting from compliance with such regulations.

         Our president and CEO, Zuo Sheng Yu, through various companies has been managing and conducting steel manufacturing and related operations for nearly twenty years. The Company believes that it is currently meeting all operational standards required by the national and local environmental authorities. Pursuant to the Chinese Environmental Protection Act of1989 and Amendments for Enforcement and Penalty Act of 1999, the Chinese Environmental protection agency and its authorized local environmental protection and environmental management agencies have conducted annual on-site inspections of the Company's operations. In each inspection, the Company has been found to comply with all regulations and practices and has not been assessed any penalty.

         The Company mainly purchases two types of raw materials from its suppliers which are ingots and slabs. Slabs can be used in the production of metal sheets directly. Ingots need to be broken down into slabs after purchase. The Company purchases Ingots from Tangshan Songting Steel Co., Ltd. and Luannan Pengcheng Steel Co., Ltd. These ingots will be broken down at Tangshan Fuli Steel Mill, Xingtai Baorunda Steel Mill, and Tianjin Yunfeng Steel Co., Ltd. The Company will have to pay a processing fee to these ingot-breaking plants.

         The Company spent approximately RMB 1.4 million, that is, approximately $169,400 on an Enterprise Resource Planning ("ERP") system during the fiscal year 2004. It is expected that the ERP will assist the Company manage its production more effectively and efficiently.

         No governmental approval is required to conduct our activities.

LITIGATION

         We are currently not involved in any litigation that we believe could have a materially adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our company's or our company's subsidiaries' officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements:

The following discussion of the financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes thereto. The following discussion contains forward-looking statements. China Biopharmaceuticals Holdings, Inc. is referred to herein as "we" or "our." The words or phrases "would be," "will allow," "expect to", "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," or similar expressions are intended to identify "forward-looking statements. Such statements include those concerning our expected financial performance, our corporate strategy and operational plans. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties, including: (a) those risks and uncertainties related to general economic conditions in China, including regulatory factors that may affect such economic conditions; (b) whether we are able to manage our planned growth efficiently and operate profitable operations, including whether our management will be able to identify, hire, train, retain, motivate and manage required personnel or that management will be able to successfully manage and exploit existing and potential market opportunities;(c) whether we are able to generate sufficient revenues or obtain financing to sustain and grow our operations; and (d) whether we are able to successfully fulfill our primary requirements for cash which are explained below under "Liquidity and Capital Resources. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement.

Overview

         Following the acquisition of ownership in General Steel Investment Co., Ltd., the Company has shifted its main business focus to general steel products and steel manufacturing. As the core-operating unit of the Company, Tianjin Daqiuzhuang Metal Sheet Co., Ltd. (herein referred to as "DQ") started its operation in 1988. DQ's core business is the manufacturing of high quality hot rolled carbon and silicon steel sheets which are mainly used in the production of tractors, agricultural vehicles, shipping containers and in other specialty markets.

         DQ uses a traditional rolling mill production sequence, such as heating, rolling, cutting, annealing, and flattening to process slabs into steel sheets. The sheet sizes are approximately 2,000 mm (length) x 1,000 mm (width) x
0.75 to 2.0 mm (thickness). Limited size adjustments are possible to meet order requirements. "Qiu Steel" is the registered name for the Company's products.

         Since 1998, DQ has expanded its operations to six production lines processing 250,000 tons of 0.75-2.0 mm hot-rolled carbon steel sheets per year, maintaining a 40% market share of all steel sheets used in the production of agricultural vehicles in China. The Company is building a new plant next to the existing facility with four new production lines to increase its hot-rolled steel sheet production capacity by 150,000 tons. The new production site is expected to be put in use by January 2006.

         Having negotiated with Baotou Iron and Steel (Group) Co., Ltd. for nearly a year, we finally announced on September 28, 2005 the firm agreement with them to set up the Baotou Steel-General Steel Special Steel Joint Venture Company Limited.

         The Joint Venture Company will be located at Kundulun District, Baotou City, Inner Mongolia, China. The stated purposes of the Joint Venture Company are, among others, to produce and sell special steel and to improve the product quality and the production capacity and competitiveness by adopting advanced technology in the production of steel products. The Joint Venture Company shall have a capacity of producing 600,000 of specialty steel products a year.

         The registered capital of the joint venture will be approximately $24,000,000. The products of the joint venture will be sold in the Chinese market and abroad. The ownership will be comprised of the following:

                                                              % Ownership
                                                        ------------------------

Baotou Iron and Steel (Group) Co., Ltd.                           49%
General Steel Investment Co., Ltd.                                31%
Da Qiu Zhuang Metal Sheet Co., Ltd                                20%


         Baotou Iron and Steel (Group) Co., Ltd. shall contribute land, existing equipment and materials at an estimated value of approximately $12,000,000 which will be contributed to the joint venture at the date of the approval of Joint Venture or issuance of the business license. General Steel Investment Co., Ltd. will contribute approximately $7,500,000 of cash and Da Qiu Zhuang Metal Sheet Co., Ltd. will contribute approximately $5,000,000 in cash. These contributions will be required to be made on the following payment schedule 30% of their capital contribution within 30 days of the date of approval of the Joint Venture; 30% of their capital contribution within 3 months of the date of approval of the Joint Venture; and 40% of their capital contribution within 6 months of the date of approval of the Joint Venture.

         In the third quarter ended September 30, 2005, the Company also completed a private placement and sold a total of 1,176,665 shares of common stock at $1.50 per unit. Each unit contains one share of its common stock and two warrants. The warrants can be exercised on the first anniversary date at $2.50 per share and on the second anniversary date at $5.00 per share. At the option of the investors the Company maybe required to repurchase the 1,176,665 shares of common stock 18 months after the closing date at a per share price of $1.95.

         Under this private offering, the Company raised a total of $1,765,000 , net of $158,850 paid for commissions for net proceeds of $1,606,1450, which will be used to pay for the above mentioned joint venture.

Results of Operations

         The results of operations of the Company are largely dependent on the level of general economic activity in China. Economic forecasts indicate continued fast pace growth in China in 2005. As a result, the consumption of our steel products is expected to remain at a high level. The Company also believes that the highly competitive market will exist throughout 2005, with pressures for shipment volumes and prices. In view of the above factor, the Company will continue to keep its focus on cost control, new market development, and products mix optimization.

         The Company's sales revenue mainly comes from the sale of metal sheets in different specifications and steel scrap generated in the cutting process. The Company's cost of sales includes the cost of its primary raw materials, rollers, energy cost, labor cost, the cost of warehousing and handling finished steel products and freight costs.

Net sales and gross profit

         Net sales for the nine months ended September 30, 2005 were $72,021,091 compared to $58,280,868 for the same period in 2004, representing a 24% increase. Shipments for the nine months ended September 30, 2005 climbed 11% to 149,543 tons from 134,658 tons due to overall increase in productivity and market development. Average selling price per ton including sale of scrap for the nine months ended September 30, 2005 and 2004 has increased to $481 from $456 as a result of good market demand for our steel products. In summary, the main reasons for the increase in sales revenue is due to an increase in selling price and an increase in demand for steel products.

         Gross profit for the nine months ended September 30, 2005 was $8,364,529, an increase of 58% or $3,067,874 from $5,296,655 for the same period last year. Gross profit margin increased to 11.6% from 9.1% for the nine months ended September 30, 2005 and 2004. This increase in gross profit margin is mainly due to the increase in both sales volume and selling price outpacing the increase in raw materials price. Since March this year, the price of steel products has been decreasing globally due to the overall increase in steel supply. The Company has to adjust its products' prices in order to stay competitive in this market. Therefore, the management takes a cautious stand on the continuance of good gross profit margins for the rest of the year.

Cost of sales

         Overall cost of sales went up to $63,656,562 for the nine months ended September 30, 2005 from $52,984,213 for the same period in 2004. Average cost per ton was $425 and $393, respectively for the nine months ended September 30, 2005 and 2004. As a result, the increase in cost of sales is the combined effect of both increases in production volume and raw material price.

         However, cost of sales as percentage of sales decreased from 90.9% to 88.4% due primarily to the low raw material price for the nine months ended September 30, 2005 compared to the same period in 2004.

Selling, General and Administrative Expenses

         Selling, general and administrative expenses, such as executive compensation, office expenses, legal and accounting charges, travel charges, and various taxes were $1,763,706 for the nine months ended September 30, 2005. It represented a 45% increase from $1,215,449 for the same period in 2004. A large component of the increase came from the legal and accounting expenses and investor and public relations charges for the public listed company.

Other income (expense)

         Other income (expense) in the nine months ended September 30, 2005 consisted mainly of finance charges and interest income. Interest expense was $1,344,433 for the nine months ended September 30, 2005, a $356,914 increase from the same period in 2004. Outstanding bank loans increased to $26,245,600 from $25,748,800 as of June 30, 2005 and December 31, 2004, respectively. This increase in debt borrowing is mainly driven by management's decision to increase the working capital for the current operation.

Income taxes

         The Company did not carry on any business and did not maintain any branch office in the United States during the nine months ended September 30, 2005 and 2004. Therefore, no provision for withholding or U.S. federal income taxes or tax benefits on the undistributed earnings and/or losses of the Company has been made.

         Pursuant to the relevant laws and regulations in the People's Republic of China, Daqiuzhuang Metal, as a foreign owned enterprise in the People's Republic of China, is entitled to an exemption from the PRC enterprise income tax for two years commencing from its first profitable year. The Company is in the process of applying for this tax benefit. The Company expects to obtain the approval from the government by the end of 2005 and will be refunded for all the income tax paid during the year.

         For the nine months ended September 30, 2005 and 2004 the Company's effective state and local income tax rate was 33%. Income tax expense was $1,815,968 for the nine months ended September 30, 2005, up from $617,358 in the same period of 2004 due to higher pretax income.

Liquidity and capital resources

         Due to the good market conditions of the steel industry, the Company plans to maintain higher-than-average debt to equity ratio to better position itself in this fast growing market. The bank loans are considered short-term for the purpose of the preparation of the financial statements because they are renewable with the banks every year. Due to the recent joint venture agreement with Baotou Iron and Steel (Group) Co., Ltd., the Company is reserving cash for the first 30% of its capital contribution, approximately $3.7 million, which needs to be paid when the government gives approval to the joint venture agreement.

Operating activities

         Net cash provided by operating activities for the nine months ended September 30, 2005 was $7.05 million compared with $8.07 million used in operating activities for the same period of 2004. The Company's net income before minority interest was $3.48 million for the nine months ended September 30, 2005, a $2.22 million increase compared with the same period of last year. More customer deposits and less advances on inventory purchases also became major factors of this increase in cash generated by operating activities.

Investing activities

         Net cash used in investing activities was $4.53 million for the nine months ended September 30, 2005 compared with $0.78 million provided by investing activities for the nine months ended September 30, 2004. This change mainly resulted from the increase in notes receivable. Our customers usually pay for our products with promissory notes issued by the banks which in turn can be used like cash by the Company to pay for its purchases. The Company is also in the process of building four more production lines next to the existing facility. For the nine months ended September 30, 2005, the Company has already spent $1.29 million on construction in progress.

Financing activities

         The Company issued 1,176,665 shares of redeemable stock in a private placement round on September 18, 2005. The stock was issued at $1.50 per share with options for the Company to purchase the shares back at $1.95, eighteen month after the closing date. Under this private offering, the Company raised total of $1,765,000 which will be used to pay for the special steel joint venture in Baotou.

Compliance with environmental laws and regulations

         Based on the equipment, technologies and measures adopted, the Company is not considered a high-pollution factory in China. The production process does not need much water and produces only a minimal amount of chemical pollution. We use gas-fired reheat furnaces recommended by the State Environmental Protection Agency to heat our raw materials and semi-finished products.

         In 2005, the Daqiuzhuang County will order an environmental clean-up campaign and will require harmless waste water discharge. In order to meet these requirements, we are going to invest $50,000 to remodel our industrial water recycling system to reduce new water consumption and industrial water discharge. As for the remodeling of gas furnace and desulphurization of discharged gas, the local government has not posted any control measures currently and we have no plans to proceed with this remodeling until such time regulations have been implemented.

         The Company believes that future costs relating to environmental compliance will not have a material adverse effect on the Company's financial position. There is always the possibility, however, that unforeseen changes, such as new laws or enforcement policies, could result in material adverse costs.

Impact of inflation

         We are subject to commodity price risks arising from price fluctuations in the market prices of the raw materials. The Company has generally been able to pass on cost increases through price adjustments. However, the ability to pass on these increases depends on market conditions driven by the overall economic conditions in China. Price risks are managed by the Company through productivity improvements and cost-containment measures. Management does not believe that inflation risk is material to our business or our financial position, results of operations or cash flows.

Off-balance sheet arrangements

         There are currently no off-balance sheet arrangements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding beneficial ownership of common stock as of September 30, 2005, by:

         Each person known to us to own beneficially more than 5%, in the aggregate, of the outstanding shares of our common stock;

         o        Each director;

         o Each of our chief executive officer and our other two most highly compensated executive officers; and

         o        All executive officers and directors as a group.

         The number of shares beneficially owned and the percent of shares outstanding are based on 31,250,000 shares outstanding as of December 31, 2004. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

Name                Position Held                   Shares Owned      Percentage

Yu, Zuo Sheng       President and CEO               23,929,500        76.5%

John Chen           Chief Financial Officer         150,000           *

Zhao, Sheng Duo     Director and Chief Engineer     50,000            *


DESCRIPTION OF PROPERTY

Property

         The Company's sole manufacturing site and the office buildings are located in the Hebei province, Jinghai county, about 20 miles (45 kilometers) southwest of the Tianjin city center. The Company is situated on 1,819 acres (736 hectares) of land and resides within 320,390 sq. ft. (29,667 sq. m.) of building space. All property is fully owned and has been paid in full. There are no outstanding liens or mortgages on the property owned by the Company Equipment.

         The Company's production equipment includes the following:

--------------------------------------------------------------------------------
Equipment                                                   Quantity
--------------------------------------------------------------------------------
1,200 mm Rolling machine                                    6
--------------------------------------------------------------------------------
Gas-fired reheat furnace                                    6
--------------------------------------------------------------------------------
18 x 300 mm cut to size shearer                             4
--------------------------------------------------------------------------------
1,113 x 2,500 mm cut to size shearer                        1
--------------------------------------------------------------------------------
116 x 2,500 cut to size shearer                             10
--------------------------------------------------------------------------------
2,200 m3 gas producer                                       6
--------------------------------------------------------------------------------
Annealing furnace                                           2
--------------------------------------------------------------------------------
2,500 m3 gas producer                                       2
--------------------------------------------------------------------------------
Air compressor                                              6
--------------------------------------------------------------------------------
Flattening machine                                          2
--------------------------------------------------------------------------------
Straightening machine                                       3
--------------------------------------------------------------------------------
Overhead cranes                                             8
--------------------------------------------------------------------------------
Transportation vehicles (10 - 15 tons)                      3
--------------------------------------------------------------------------------

         All equipment is owned by the Company and has been paid in full.

EXPERTS

         Our consolidated financial statements for the three and nine months ended September 30, 2005 and December 31, 2004, have been included in this prospectus and in the registration statement of which this prospectus forms a part in reliance on the reports of Moore Stephens Wurth Frazer and Torbet, LLP independent auditors, given on that firm's authority as experts in auditing and accounting.

        CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND F
                               INANCIAL DISCLOSURE

         Not applicable.

                                 TRANSFER AGENT

Our transfer agent is Pacific Stock Transfer Co. Its address is 500 East Warn Springs Road, Suite 240, Las Vegas, NV 89119.

                             ADDITIONAL INFORMATION

         We have filed with the Commission a registration statement on Form SB-2 under the Securities Act with respect to the common stock offered hereby. This prospectus constitutes the prospectus of Geberal Steel Holdings, Inc., filed as part of the registration statement, and it does not contain all of the information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information with respect to our company and this offering, we refer you to the registration statement and exhibits filed as part of it. You may inspect the registration statement, including the exhibits thereto, without charge at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You may obtain copies of all or any portion of the registration statement from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. You may also access such material electronically by means of the Commissions home page on the Internet at http://www.sec.gov. Descriptions contained in this prospectus as to the contents of a contract or other document filed as an exhibit to the registration statement are not necessarily complete and each such description is qualified by reference to such contract or document.

         We will mail a copy of our audited Annual Report on Form 10-KSB along with a proxy statement to our shareholders prior to our annual meeting.


                              FINANCIAL STATEMENTS

                  GENERAL STEEL HOLDINGS, INC AND SUBSIDIARIES

                (FORMERLY KNOWN AS AMERICAN CONSTRUCTION COMPANY)

         Certain financial information included in this registration statement has been derived from data originally prepared in Renminbi ("RMB"), the currency of the People's Republic of China ("China" or "PRC"). For the purposes of this quarterly report, the balance sheet amounts with the exception of equity at September 30, 2005 were translated at 8.08 RMB to $1.00 USD as compared to 8.26
RMB at December 31, 2004. The equity accounts were stated at their historical rate. The average translation rate of 8.22 RMB for the nine months ended
September 30, 2005 was applied to income statement accounts.

                                 ASSETS
                                 ------
                                                                September 30,   December 31,
                                                                2005            2004
                                                                -------------   -------------
                                                                  Unaudited       Auditted
                                                                -------------   -------------
CURRENT ASSETS:
     Cash                                                       $   9,541,073   $   5,547,810
     Restricted cash                                                2,108,820       3,597,480
     Accounts receivable, net of allowance for doubtful
         accounts of $1,403 and $1,371 as of September 30,
         2005 and December 31, 2004, respectively                     511,585         523,398
     Notes receivables                                              2,928,841         374,955
     Other receivables                                                961,682         214,905
     Inventories                                                   13,851,949      12,826,561
     Advances on inventory purchases                               13,465,758      13,469,984
     Short-term investment                                             37,140          36,300
                                                                -------------   -------------
         Total current assets                                      43,406,848      36,591,393
                                                                -------------   -------------

PLANT AND EQUIPMENT, net                                           15,205,365      14,100,324
                                                                -------------   -------------

OTHER ASSETS:
     Intangible assets - land use right, net of accumulated
      amortization                                                  2,109,676       2,277,279
                                                                -------------   -------------
         Total assets                                           $  60,721,889   $  52,968,996
                                                                =============   =============

                      LIABILITIES AND SHAREHOLDERS' EQUITY
                      ------------------------------------

CURRENT LIABILITIES:
     Accounts payable                                           $     271,461   $     293,348
     Short term loans - bank                                       26,245,600      25,748,800
     Short term notes payable                                       4,283,878       6,776,000
     Other payables                                                   398,878         400,110
     Other payable - related party                                  1,180,000       1,011,012
     Accrued liabilities                                              414,881         393,532
     Customer deposits                                              4,393,358       2,009,313
     Deposits due to sales representatives                          1,382,846       1,231,780




                                       38

     Taxes payable                                                  3,468,376       1,879,615
                                                                -------------   -------------
         Total current liabilities                                 42,038,880      39,743,510
                                                                -------------   -------------

SHARES SUBJECT TO MANDATORY REDEMPTION                              2,081,891            --
                                                                -------------   -------------

         Total liabilities                                         44,120,771      39,743,510
                                                                -------------   -------------

MINORITY INTEREST                                                   5,136,942       4,015,108
                                                                -------------   -------------

SHAREHOLDERS' EQUITY:
     Common Stock, $0.001 par value, 75,000,000 shares
         authorized, 31,250,000 shares issued and outstanding          31,250          31,250
     Paid-in-capital                                                6,395,617       6,871,358
     Retained earnings                                              4,507,658       2,152,976
     Statutory reserves                                               154,794         154,794
     Accumulated other comprehensive income (loss)                    374,857            --
                                                                -------------   -------------
         Total shareholders' equity                                11,464,176       9,210,378
                                                                -------------   -------------
              Total liabilities and shareholders' equity        $  60,721,889   $  52,968,996
                                                                =============   =============

The accompanying notes are an integral part of these statements.


                  GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES
                (FORMERLY KNOWN AS AMERICAN CONSTRUCTION COMPANY)

        CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
     FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004



                                        Three months ended              Nine months ended
                                           September 30                    September 30
                                   ----------------------------    ----------------------------
                                       2005            2004            2005            2004
                                    (Unaudited)     (Unaudited)     (Unaudited)     (Unaudited)
                                   ------------    ------------    ------------    ------------
REVENUES                           $ 26,032,015    $ 23,790,719    $ 72,021,091    $ 58,280,868
COST OF SALES                        23,379,706      20,608,044      63,656,562      52,984,213
                                   ------------    ------------    ------------    ------------
GROSS PROFIT                          2,652,309       3,182,675       8,364,529       5,296,655
SELLING, GENERAL AND
   ADMINISTRATIVE EXPENSES              523,063         444,087       1,763,706       1,215,449
                                   ------------    ------------    ------------    ------------
INCOME FROM OPERATIONS                2,129,246       2,738,588       6,600,823       4,081,206
OTHER EXPENSE, NET                     (447,943)     (1,654,884)     (1,308,339)     (2,210,426)
                                   ------------    ------------    ------------    ------------
INCOME BEFORE PROVISION FOR
   INCOME TAXES AND
   MINORITY INTEREST                  1,681,303       1,083,704       5,292,484       1,870,780
PROVISION FOR INCOME TAXES              548,972         314,197       1,815,968         617,358
                                   ------------    ------------    ------------    ------------
NET INCOME BEFORE MINORITY
   INTEREST                           1,132,331         769,507       3,476,516       1,253,422
LESS MINORITY INTEREST                  350,118         230,799       1,121,834         376,027
                                   ------------    ------------    ------------    ------------
NET INCOME                              782,213         538,708       2,354,682         877,395
OTHER COMPREHENSIVE INCOME:
    Foreign currency translation
    adjustment                          374,857            --           374,857            --
COMPREHENSIVE INCOME               $  1,157,070    $    538,708       2,354,682         877,395
                                   ============    ============    ============    ============
WEIGHTED AVERAGE NUMBER OF
   SHARES                            31,250,000      31,215,000      31,250,000      31,215,000
                                   ============    ============    ============    ============
EARNING PER SHARE, BASIC AND
   DILUTED                         $       0.04    $       0.02    $       0.09    $       0.03
                                   ============    ============    ============    ============





The accompanying notes are an integral part of these statements.


                  GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES
                (FORMERLY KNOWN AS AMERICAN CONSTRUCTION COMPANY)

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004

                                                Number           Common          Paid-in         Statutory
                                              of shares          stock           capital         reserves
                                            -------------    -------------    -------------    -------------
BALANCE, January 1, 2004 restated in
   accordance with acquisition agreement,
   (audited)                                   31,215,000    $      31,215    $   6,871,218    $        --
   Net income                                        --               --               --               --
   Cash received                                     --               --               --               --
                                            -------------    -------------    -------------    -------------
BALANCE, September 30, 2004, (unaudited)       31,215,000    $      31,215    $   6,871,218    $        --

   Net income                                        --               --               --               --
   Adjustment to statutory reserve                   --               --               --            154,794
   Stock issued for services                       35,000               35              140             --
                                            -------------    -------------    -------------    -------------
BALANCE, December 31, 2004, (audited)          31,250,000    $      31,250    $   6,871,358    $     154,794

   Net income                                        --               --               --               --
   Issuance of redeemable stock                      --               --           (475,741)            --
   Foreign currency translation gain                 --               --               --               --
                                            =============    =============    =============    =============
BALANCE, September 30, 2005, (unaduited)       31,250,000    $      31,250    $   6,395,617    $     154,794
                                            =============    =============    =============    =============


                                                                              Accumulated
                                                                                 other
                                              Retained          Stock         comprehensive
                                              earnings        receivable         income            Totals
                                            -------------    -------------    -------------    -------------

BALANCE, January 1, 2004 restated in
   in accordance with acquisition
   agreement, (audited)                     $   1,392,772    $     (10,000)   $        --      $   8,285,205
   Net income                                     877,395             --               --            877,395
   Cash received                                     --             10,000             --             10,000
                                            -------------    -------------    -------------    -------------

BALANCE, September 30, 2004,
   (unaudited)                              $   2,270,167    $        --      $        --      $   9,172,600

   Net income                                      37,603             --               --             37,603
   Adjustment to statutory reserve               (154,794)            --               --               --
   Stock issued for services                         --               --               --                175
                                            -------------    -------------    -------------    -------------



                                       41

BALANCE, December 31, 2004,
   (audited)                                $   2,152,976    $        --      $        --      $   9,210,378
                                            -------------    -------------    -------------    -------------

   Net income                                   2,354,682             --               --          2,354,682
   Issuance of redeemable stock                      --               --               --           (475,741)
   Foreign Currency translation gain                 --               --            374,857          374,857

BALANCE, September 30, 2005,
   (unaudited)                              $   4,507,658    $        --      $        --      $  11,464,176
                                            =============    =============    =============    =============






The accompanying notes are an integral part of these statements.


                  GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES
                (FORMERLY KNOWN AS AMERICAN CONSTRUCTION COMPANY)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004

                                                                    September 30    September 30
                                                                        2005            2004
                                                                    ------------    ------------
                                                                    (Unaudited)     (Unaudited)
                                                                    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                                     $  2,354,682    $    877,395
     Adjustments to reconcile net income to cash provided by
         (used in)  operating activities:
         Minority Interest                                             1,121,834         376,027
         Depreciation                                                    789,131         724,270
         Amortization                                                    216,528         214,864
         Loss on disposal of equipment                                    34,998          26,255
     (Increase) decrease in assets:
         Accounts receivable                                              11,813         158,203
         Other receivables                                              (746,777)       (501,075)
         Other receivables - related parties                                --        (1,069,603)
         Inventories                                                  (1,025,388)     (3,784,926)
         Advances on inventory purchases                                   4,226      (7,987,339)
         Advances on inventory purchases - related party                    --         1,021,824
     Increase (decrease) in liabilities:
         Accounts payable                                                (21,887)     (1,131,468)
         Other payables                                                   (1,232)        705,018
         Other payable - related party                                   168,988         990,000
         Accrued liabilities                                              21,348         127,873
         Customer deposit                                              2,384,045       1,155,918
         Deposits due to sales representatives                           151,066           3,630
         Taxes payable                                                 1,588,761          24,153
                                                                    ------------    ------------
              Net cash provided by (used in) operating activities      7,052,136      (8,068,981)
                                                                    ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Increase in notes receivable                                     (2,553,886)      1,034,942
     Increase in short term investment                                      (840)        (24,200)
     Additions to equipment and land use right                        (1,978,094)       (233,665)
     Cash proceeds from sale of equipment                                   --               605
                                                                    ------------    ------------
              Net cash used in investing activities                   (4,532,820)        777,682
                                                                    ------------    ------------

CASH FLOWS FINANCING ACTIVITIES:
     Borrowings, net of payments on short term loans - bank              496,800      12,003,200
     Payments on short term notes payable                             (2,492,520)     (2,329,250)
     Cash received on stock issuance                                        --            10,000
     Mandatory redeemable stock                                        1,606,150            --
                                                                    ------------    ------------
                  Net cash provided by financing activities             (389,570)      9,683,950
                                                                    ------------    ------------



                                       43

EFFECTS OF EXCHANGE RATE CHANGE IN CASH                                  374,857            --
                                                                    ------------    ------------

INCREASE IN CASH                                                       2,504,603       2,392,651
CASH, beginning of period                                              9,145,290       3,703,074
                                                                    ------------    ------------
CASH, end of period                                                 $ 11,649,893    $  6,095,725
                                                                    ============    ============




The accompanying notes are an integral part of these statements.

                  GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES
                (FORMERLY KNOWN AS AMERICAN CONSTRUCTION COMPANY)

              CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Background

         On March 7, 2005, General Steel Holdings, Inc. (the Company) formally changed its name from American Construction Company to General Steel Holdings, Inc.

         The Company was established on August 5, 2002 for the purpose of commencing the business of general construction contracting. It is the Company's objective to provide to its customers timely and durable construction of their residential and commercial needs. We established our subsidiary for the purpose of achieving our above stated objectives in Saskatchewan, Canada. We established our subsidiary to enter the residential and commercial construction industry in this market.

         To accomplish the above objective the founder of our company, Jeff Mabry established American Construction Company (a Nevada company) on August 5, 2002. American Construction Company then established its subsidiary, West Dee Construction Ltd. (a Saskatchewan, Canada Company) on August 8, 2002 by purchasing 100 shares from its treasury.

         On October 14, 2004, American Construction Company and General Steel Investment Co., Ltd (referred to as General Steel) and Northwest Steel Company, a Nevada corporation, entered into an Agreement and Plan of Merger (the "Agreement") pursuant to which American Construction Company acquired General Steel, and it's 70% ownership in its subsidiary Daqiuzhuang Metal Sheet Co., Ltd in exchange for shares of the Company's common stock, of which 22,040,000 shares are a new issuance by the Company, and 7,960,000 shares are from certain shareholders of the Company, which in aggregate, constitute 96% of the total issued and outstanding shares of the Company.

         Under the terms of the Agreement, General Steel will remain a 100% owned subsidiary of the Company. The transaction contemplated by the Agreement was intended to be a "tax-free" reorganization pursuant to the provisions of
Section 351 and 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended. The stockholders of General Steel, as of the closing date of the merger own approximately 96% of the Company's common stock outstanding as of October 15, 2004 (excluding any additional shares to be issued on outstanding options, warrants and other securities convertible into common stock).

         The accounting for these transactions is identical to that resulting from a reverse-acquisition, except that no goodwill or other intangible assets is recorded. Accordingly, the financial statements of General Steel Investment Co., Limited are the historical financial statements of the Company, formerly the operations of Daqiuzhuang Metal Sheet Co., Ltd.

         Daqiuzhuang Metal Sheet Co., Ltd. (referred to as Daqiuzhuang Metal) was established on August 18, 2000 in Jinghai county, Tianjin city, Hebei province, the People's Republic of China (PRC). The Articles of Corporation provide for a 10 year operating term beginning on August 18, 2000 with registered capital of $9,583,200. The Company is a Chinese registered limited liability company with a legal structure similar to a limited liability company organized under state laws in the United States of America.

         Tianjin Long Yu Trading Material Co., Ltd was the majority owner with 71% of ownership interest. Tianjin Long Yu Trading Material Co., Ltd was incorporated in 2000 in Tianjin Municipality, Daqiuzhuang County; P.R.C. Mr. Yu Zuo Sheng has 90% of ownership interest in Tianjin Long Yu Trading Material Co., Ltd.

         During January 2004, upon the board directors' approval, Tianjin Long Yu Trading Material Co., Ltd and other minority shareholders sold their interests amounting to 70% to Yang Pu Capital Automotive Investment Limited. Yang Pu Capital Automotive Investment Limited is a Chinese registered limited liability company which is 100% indirectly owned by Mr. Yu Zuo Sheng.

         On May 16, 2004, the Company agreed to purchase Yang Pus' 70% equity interest in Daqiuzhuang Metal for the amount of RMB55.45 million or approximately $6,709,450. The entire purchase price is to be paid within one year of the new business license being issued which is June 25, 2004. Due to the common ownership by Mr. Yu Zuo Sheng in both General Steel Investment Co., Ltd and Yang Pu Capital Automotive Investment Limited, the Company's board of directors by board resolution dated May 16, 2004 has instructed Mr. Yu Zuo Sheng as the 99.9% shareholder of General Steel on behalf of the Company to remit the total purchase price to Yang Pu from his personal funds. Mr. Yu Zuo Sheng will receive no compensation for completing this transaction nor will General Steel reimburse Mr. Yu Zuo Sheng for the $6,709,450. As of December 31, 2004, Mr. Yu Zuo Sheng has paid the entire purchase price to Yang Pu. Because the entities have essentially the same owner, Mr. Yu Zuo Sheng and the entities are under common control, the transfer of ownership is accounted for at historical costs under guidance of SFAS No. 141. The Company received a new business license certifying the new ownership structure as a Chinese Foreign Joint Venture on June 25, 2004.

         The purchase of Yang Pus' 70% equity interest and the issuance of the Company's common stock have been accounted for as a reverse acquisition presented as a recapitalization, except no goodwill or the intangible assets are recorded.

         Based on the Company's Plan of Merger with General Steel, the Board of Directors determined to change the Registrant's fiscal year end from January 31 to December 31.

Note 2 - Summary of significant accounting policies

Basis of presentation

         The consolidated financial statements of General Steel Holdings, Inc. reflect the activities of the following subsidiaries:

                                                                    Percentage
           Subsidiary                                               Of Ownership
----------------------------------------   ----------------------   ------------
General Steel Investment Co., Ltd.         British Virgin Islands      100.0%
Tianjin Daqiuzhuang Metal Sheet Co., Ltd   P.R.C.                       70.0%


         The consolidated financial statements have been presented as if the Agreement and Plan of Merger of the subsidiary occurred during the year of 2003 due to common management and ownership.

Revenue recognition
-------------------

         The Company recognizes revenue when the goods are delivered and title has passed. Sales revenue represents the invoiced value of goods, net of a value-added tax (VAT). All of the Company's products that are sold in the PRC are subject to a Chinese value-added tax at a rate of 17% of the gross sales price. This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing their finished product.

Foreign currency translation
----------------------------

         The reporting currency of the Company is the US dollar. The Company uses their local currency, Renminbi (RMB), as their functional currency. Results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at the unified exchange rate as quoted by the People's Bank of China at the end of the period. Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statement of shareholders' equity. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

         Translation adjustments resulting from this process are included in accumulated other comprehensive income in the consolidated statement of shareholders' equity and amounted to $374,857 and $0 as of September 30, 2005 and December 31, 2004, respectively. The balance sheet amounts with the exception of equity at September 30, 2005 were translated at 8.08 RMB to $1.00 USD as compared to 8.26 RMB at December 31, 2004. The equity accounts were stated at their historical rate. The average translation rate of 8.22 RMB for the nine months ended September 30, 2005 was applied to income statement accounts.

Plant and equipment, net
------------------------

         Plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets with 3% residual value. The depreciation expense for the six months ended September 30, 2005 and 2004 amounted to $789,131 and $724,270, respectively.

         Estimated useful lives of the assets are as follows:

                                                               Estimated
                                                              Useful Life
                                                       -------------------------
Buildings                                                    10-30 years
Machinery and equipment                                       8-15 years
Other equipment                                               5-8 years
Transportation equipment                                     10-15 years

         Construction in progress represents the costs incurred in connection with the construction of buildings or new additions to the Company's plant facilities. No depreciation is provided for construction in progress until such time as the assets are completed and are placed into service.

         The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statements of operations. Maintenance, repairs and minor renewals are charged directly to expenses as incurred. Major additions and betterment to buildings and equipment are capitalized.

         Long-term assets of the Company are reviewed annually as to whether their carrying value has become impaired. The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. As of September 30, 2005, the Company expects these assets to be fully recoverable.

         Plant and equipment consist of the following:

                                         September 30, 2005    December 31, 2004
                                              Unaudited             Audited
                                         ------------------   ------------------

Buildings and improvements               $        5,301,159   $        5,089,350
Transportation equipment                            267,486              240,847
Machinery                                        12,719,328           12,294,697
Construction in progress                          1,292,517                 --
                                         ------------------   ------------------
     Totals                                      19,580,490           17,624,894
Less accumulated depreciation                     4,375,125            3,524,570
                                         ------------------   ------------------
     Totals                              $       15,205,365   $       14,100,324
                                         ==================   ==================


Use of estimates
----------------

         The preparation of financial statements in conformity with generally accepted accounting principles of the United States of America requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Management believes that the estimates utilized in preparing its financial statements are reasonable and prudent. Actual results could differ from these estimates.

Cash and concentration of risk
------------------------------

         Cash includes cash on hand and demand deposits in accounts maintained with state owned banks within the People's Republic of China and Hong Kong. Total cash (including restricted cash balances) in these banks at September 30, 2005 and December 31, 2004, amounted to $9,955,107 and $9,256,618, respectively of which no deposits are covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

Restricted Cash
---------------

         The Company through its bank agreements is required to keep certain amounts on deposit that are subject to withdrawal restrictions and these amounts are $2,108,820 and $3,597,480 as of September 30, 2005 and December 31, 2004,
respectively.

Inventories
-----------

         Inventories are stated at the lower of cost or market using the first-in first-out basis and consist of the following:

                                                   September 30,    December 31,
                                                        2005            2004
                                                     Unaudited        Audited
                                                   -------------   -------------
Raw materials                                      $   8,209,334   $   9,123,814
Finished Goods                                         5,642,615       3,702,747
                                                   -------------   -------------

Totals                                             $  13,851,949   $  12,826,561
                                                   =============   =============

         Inventories consist of raw materials and finished goods. Raw materials consist primarily of iron and steel used in production. The cost of finished goods included direct costs of raw materials as well as direct labor used in production. Indirect production costs such as utilities and indirect labor related to production such as assembly and delivery are also included in the cost of inventory. No work in process inventory existed at September 30, 2005, and December 31, 2004, as all inventory in process was completed and transferred to finished goods prior to the physical inventory count. The Company reviews its inventory annually for possible obsolete goods or to determine if any reserves are necessary for potential obsolescence. As of September 30, 2005 and December 31, 2004, the Company has determined that no reserves are necessary.

Financial instruments
---------------------

         Statement of Financial Accounting Standards No. 107 (SFAS 107), "Disclosures about Fair Value of Financial Instruments" requires disclosure of the fair value of financial instruments held by the Company. SFAS 107 defines the fair value of financial instruments as the amount at which the instrument could be exchanged in a current transaction between willing parties. The Company considers the carrying amount of cash, accounts receivable, other receivables, accounts payable, accrued liabilities and other payables to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.

Intangible assets
-----------------

         All land in the People's Republic of China is owned by the government and cannot be sold to any individual or company. However, the government grants the user a "land use right" (the Right) to use the land. The Company has acquired land use rights during the years ending in 2000 and 2003 for a total amount of $2,937,336. The Company has the right to use this land for 50 years. As of September 30, 2005 and December 31, 2004, accumulated amortization amounted to $827,660 and $593,623. The cost of the rights is being amortized over ten years using the straight-line method.

         Intangible assets of the Company are reviewed annually as to whether their carrying value has become impaired. The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. As of September 30, 2005, the Company expects these assets to be fully recoverable.

         Total amortization expense for the nine months ended September 30, 2005 and 2004, amounted to $216,528 and $214,864 respectively.

Shares subject to mandatory redemption
--------------------------------------

         The Company has adopted Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". FAS 150 establish classification and measurement standards for three types of freestanding financial instruments that have characteristics of both liabilities and equity. Instruments within the scope of FAS 150 must be classified as liabilities within the Company's Consolidated Financial Statements and be reported at settlement date value. The provisions of FAS 150 are effective for (1) instruments entered into or modified after May 31, 2003, and (2) pre-existing instruments as of July 1, 2003. In November 2003, through the issuance of FSP 150-3, the FASB indefinitely deferred the effective date of certain provisions of FAS 150, including mandatory redeemable instruments as they relate to minority interests in consolidated finite-lived entities.

         The Company issued new redeemable stock during the quarter ended September 30, 2005. The net present value of the settlement date value is recorded in the liability section of the financial statements.

Income taxes
------------

         The Company has adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). SFAS 109 requires the recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consist of taxes currently due plus deferred taxes. There are no deferred tax amounts at September 30, 2005 and December 31, 2004.

         The charge for taxation is based on the results for the year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

         Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit.

         In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probably that taxable profit will be available against which deductible temporary differences can be utilized.

         Deferred tax is calculated at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity.

         Deferred tax assets and liabilities are offset when they relate to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

         Under the Income Tax Laws, the Company is generally subject to an income tax at an effective rate of 33% (30% state income taxes plus 3% local income taxes) on incomes reported in the statutory financial statements after appropriate tax adjustments, unless the enterprise is located in a specially designated region for which more favorable effective tax rates are applicable.

         The provision for income taxes for the period ended September 30 consisted of the following:

                                                           2005          2004
                                                        Unaudited     Unaudited
                                                       -----------   -----------
Provision for China Income Tax                         $ 1,634,371   $   555,622
Provision for China Local Tax                              181,597        61,736
                                                       -----------   -----------

         Total provision for income taxes              $ 1,815,968   $   617,358
                                                       ===========   ===========


         The following table reconciles the U.S. statutory rates to the Company's effective tax rate for the nine months ended September 30:

                                                   2005        2004
                                                  ------      ------
U.S.  Statutory rates                               34.0%       34.0%
Foreign income not recognized in USA               (34.0)      (34.0)
China income taxes                                  33.0        33.0
                                                  ------      ------
         Total provision for income taxes           33.0%       33.0%
                                                  ======      ======

         The Company's subsidiary, Daqiuzhuang Metal Sheet Co., Ltd became a Chinese Sino-foreign equity joint venture at the time of the merger on October 14, 2004. Daqiuzhuang Metal Sheet Co., Ltd should be now taxed under the Income Tax Law of the People's Republic of China (PRC) concerning Foreign Investment Enterprises and Foreign Enterprises and various local income tax laws (the Income Tax Laws). The Income Tax Law for Enterprises with Foreign Investments and Foreign Enterprises states. "Any enterprise with foreign investments of a production nature scheduled to operate for a period of not less than ten years shall, upon examination and verification by the tax authorities in the year the company begins to make a profit, will be exempted from income taxes in the first and second years and allowed a fifty percent reduction in the standard tax rates in the third to fifth years."

         The Company is in the process of applying for this tax benefit from the local Chinese tax authority. The Company will continue to accrue income taxes at the applicable tax rates until such time the Company's application has been approved by the local Chinese tax authority exempting them from income taxes.

Value Added Tax
---------------

         Enterprises or individuals who sell commodities, engage in repair and maintenance or import and export goods in the PRC are subject to a value added tax in accordance with Chinese laws. The value added tax standard rate is 17% of the gross sales price. A credit is available whereby VAT paid on the purchases of semi-finished products or raw materials used in the production of the Company's finished products can be used to offset the VAT due on sales of the finished product.

Note 3 - Consolidated financial statements and condensed footnotes

         The interim consolidated financial statements presented herein have been prepared by the Company and include the unaudited accounts of the Company and its subsidiaries. All significant inter-company accounts and transactions have been eliminated in the consolidation.

         These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States for interim financial information and the instructions for Form 10-QSB and
Article 10 of Regulation S-X.

         Certain information and footnote disclosures that are normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted. Management of the Company believes the disclosures made are adequate to make the information presented not misleading. The condensed consolidated financial statements should be read in conjunction with the Company's audited financial statements included in its Annual Report on Form 10-KSB dated March 30, 2005.

         In the opinion of  management,  the  unaudited  consolidated  financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Company as of September 30, 2005 and December 31, 2004, and the results of operations, changes in shareholders' equity and cash flows for the nine months ended September 30, 2005 and 2004. Interim results are not necessarily indicative of full year performance because of the impact of seasonal and short-term variations.

Note 4 - Earnings Per Share

         The  Company  reports   earnings  per  share  in  accordance  with  the
provisions of SFAS No. 128, "Earnings Per Share." SFAS No. 128 requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock.

         Under SFAS 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity", entities that have issued mandatory redeemable shares of common stock or entered into forward contracts that require physical settlement by repurchase of a fixed number of the issuer's equity shares of common stock in exchange for cash shall exclude the common shares that are to be redeemed or repurchased in calculating basic and diluted earnings per share. Therefore, the weighted average number of shares used to calculate EPS for the nine months ended September 30, 2005 (31,250,000) and 2004 (31,215,000) reflect only the additional shares issue from the merger acquisition on October 14, 2004 retroactively starting January 1, 2003.

Note 5 - Supplemental disclosure of cash flow information

         Interest paid amounted to $1,344,433 and $987,519 for the nine months ended September 30, 2005 and 2004, respectively.

         Income tax payments amounted to $488,344 and $495,618 for the nine months ended September 30, 2005 and 2004, respectively.

Note 6 - Notes receivable

         This amount represents trade accounts receivable due from various customers where the customers' bank has guaranteed the payment of the receivable. This amount is non-interest bearing and is normally paid within three to six months. The Company has the ability to submit their request for payment to the customer's bank earlier than the scheduled payment date. However the Company will incur an interest charge and a processing fee when they submit a payment request early. The Company had $2,928,841 and $374,955 outstanding as of September 30, 2005 and December 31, 2004, respectively.

Note 7 - Advances on inventory purchases

         Advances on inventory purchases including the related party purchases are monies deposited or advanced to outside vendors or related parties on future inventory purchases. Due to the high shortage of steel in China, most of the Company's vendors require a certain amount of money to be deposited with them as a guarantee that the Company will receive their purchases on a timely basis.

         This amount is refundable and bears no interest. The Company has a legal binding contract with their vendors for the guarantee deposit, which is to be returned to the Company at the end of the contract. The inventory is normally delivered within one month after the monies has been advanced. The total outstanding amount was $13,465,758 and $13,469,984 as of September 30, 2005 and December 31, 2004, respectively.


Note 8 - Other payable - related party

         The Company has a short term loan from Golden Glister Holdings Limited.
Golden Glister  Holdings Limited is incorporated in the territory of the British
Virgin Islands which our president Yu Zuo Sheng is the majority shareholder. The amount was loaned to General Steel Investment Co., Ltd for business operations.
The Company had $1,180,000 and $990,000 outstanding on this loan as of September
30, 2005 and December 31, 2004, respectively. This amount is short-term and is non interest bearing.

Note 9 - Short term loans - bank

         Short term loans - bank represent amounts due to various banks which are due on demand or normally within one year. These loans can be renewed with the banks. The Company had a total of $26,245,600 and $25,748,800 short term bank loans with various banks as of September 30, 2005 and December 31, 2004, respectively.

                                                                September 30,    December 31,
                                                                    2005            2004
                                                                  Unaudited        Audited
                                                                -------------   -------------
Loans from China Bank, JingHai Branch, secured by equipment
     and property                                               $        --     $   1,185,800

Loans from Agriculture Bank, DaQiuZhuang Branch, due
     various dates from October 2005 to July 2006 Monthly
     interest only payments in 2005 ranging from 6.691% to
     7.56% per annum, guaranteed by an unrelated third party
     and secured by property and equipment                         10,337,300      10,648,000

Loan from Construction Bank of China, JinHai Branch, due
     August 15, 2006. Monthly interest only payment at 6.217%
     per annum, secured by properties                               1,002,780       1,089,000

Loans from ShangHai PuFa Bank, due various dates from
     November 2005 to July 2006. Monthly interest only
     payments ranging from 5.31% to 6.696% per month,
     guaranteed by an unrelated third party                         6,190,000       6,050,000

Loans from China Merchants Bank, due various dates from
     June 2006 to September 2006. Quarterly interest only
     payments, annual interest rate of 5.0445% to 5.869%,
     guaranteed by an unrelated third party                         8,047,000       6,050,000

Loan from Construction Bank of China, due August 21, 2006
     Monthly interest only payment at 7.4604% per annum,
     guaranteed by an unrelated third party                           668,520         726,000
                                                                -------------   -------------

         Totals                                                 $  26,245,600   $  25,748,800
                                                                =============   =============


Note 10 - Short term notes payable

         The Company has the following short term notes payable outstanding as for September 30, 2005 and December 31, 2004:

                                                                  September 30,    December 31,
                                                                      2005            2004
                                                                    Unaudited        Audited
                                                                  -------------   -------------

China Bank, Jing Hai Branch, various amounts, restricted cash
     required of 50%, guaranteed by the Company                   $        --     $   1,694,000

Agricultural Bank of China, various amounts, due dates
     ranging between November 2005 and January 2006,
     restricted cash required of 50% of loan amount, guaranteed
     by the Company                                                   1,485,600       2,057,000

Daqiuzhuang Industrial and Commercial Bank, due November
     2005, restricted cash required of 30% of loan amount,
     guaranteed by the company                                          321,880         605,000

ShangHai PuFa Bank, due November 2005, restricted cash
     required of 50% of loan balance, guaranteed by the
     Company                                                          2,476,000       2,420,000
                                                                  -------------   -------------

         Totals                                                   $   4,283,480   $   6,776,000
                                                                  =============   =============


         Total interest expense for the nine months ending September 30, 2005 and 2004 on all debt amounted to $1,344,433 and $987,519, respectively.

Note 11 - Customer deposits

         Customer deposits represent amounts advanced by customers on product orders. The product normally is shipped within six months after receipt of the advance payment and the related sale is recognized in accordance with the Company's revenue recognition policy. As of September 30, 2005 and December 31, 2004, customer deposits amounted to $4,393,358 and $2,009,313, respectively.

Note 12 - Deposits due to sales representatives

         The Company has entered into agreements with various entities to act as the Company's exclusive sales agent in a specified area. These exclusive sales agents must meet certain criteria and are required to deposit a certain amount of money with the Company. In return the sales agents receive exclusive sales rights to a specified area and discounted prices on products they order. These deposits bear no interest and are required to be returned to the sales agent once the agreement has been terminated. The Company had $1,382,846 and $1,231,780 in deposits due to sales representatives outstanding as of September 30, 2005 and December 31, 2004, respectively.

Note 13 - Major customers and suppliers

         The Company has 5 major customers which represent approximately 41% and 35% of the Company's total sales for the nine months ended September 30, 2005 and 2004, respectively.

         For the nine months ended September 30, 2005 and 2004, the Company purchases approximately 78% and 78%, respectively, of their raw materials from four major suppliers; each of these suppliers individually represents as follows:

                                     2005                          2004
    Suppliers                % to total purchase           % to total purchase
    ---------                -------------------           -------------------
        A                            36%                           38%
        B                            26%                           18%
        C                             8%                           16%
        D                             8%                            6%


Note 14 - Minority interest

         Minority interest represents the outside shareholders' 30% interest in Tianjin Daqiuzhuang Metal Sheet Co., Ltd.

Note 15 - Other expense, net

         Other income and expense for the nine months ended September 30 consist of the following:

                                                         2005           2004
                                                      Unaudited      Unaudited
                                                     -----------    -----------
Finance/interest expense                             $(1,348,949)   $  (987,545)
Interest income                                           45,279         32,175
Other nonoperating income                                 12,441      3,172,627
Other nonoperating expense                               (17,110)    (4,427,683)
                                                     -----------    -----------

Total other expense                                  $(1,308,339)   $(2,210,426)
                                                     ===========    ===========


Note 16 - Reclassifications

         Certain amounts for the nine months ended September 30, 2004 in the accompanying financial statements have been reclassified to conform to the 2005 presentation. These reclassifications have no effect on net income or cash flows.

Note 17 - Private Offering of Redeemable Stock

         The Company has offered an aggregate of 3,333,333 shares of Common Stock par value $0.001 in a private placement to investors at a purchase price of $1.50 per share. On September 18, the Company entered into a subscription agreement with certain investors to sell a total of 1,176,665 shares of common stock at $1.50 per share. In addition each share of common stock included two warrants which give the right of the warrant holder to purchase an additional 2,353,330 of common stock in the future. The warrants can be exercised on the first anniversary date at $2.50 per share and on the second anniversary date at $5.00 per share. The number of shares attached to the warrants will be adjusted due to dividends and changes in the capital stock structure changes.

         At the option of the investors the Company maybe required to repurchase the 1,176,665 shares of common stock 18 months after the closing date at a per share price of $1.95.

         In accordance with SFAS no. 150, the Company has recorded this stock issuance as a liability in the financial statements due to the mandatory redemption provision. The shares have been recorded at the net present value of the stock using a discount interest rate of 6.5%. The following table shows the carrying value of the shares subject to mandatory redemption:

                                                                  September 30,
                                                                      2005
                                                                  -------------
Total liability of mandatory redeemable common stock
    1,176,665 shares at $1.95 per share                           $   2,294,497

Unamortized interest at 6.5%                                            212,606)
                                                                  -------------
Carrying value of shares subject to mandatory redemption              2,081,891
                                                                  =============


         Interest expense will be amortized over the next 18 months.

         Under this private offering, the Company raised total of $1,765,000, net of $158,850 paid for commissions for net proceeds of $1,606,150.

Note 18 - Joint venture agreement with Baotou Steel

         On September 28, 2005, General Steel Investment Co., Ltd., a wholly owned subsidiary of General Steel Holdings, Inc., entered into a certain Baotou-GSHI Special Steel Joint Venture Agreement (the "Agreement") with Da Qiu Zhuang Metal Sheet Co., Ltd., and Baotou Iron and Steel (Group) Co., Ltd., a limited liability company formed under the laws of the People's Republic of China (the "Baotou Steel"). The name of the joint venture will be Baotou Steel-General Steel Special Steel Joint Venture Company Limited.

         The Joint Venture Company will be located at Kundulun District, Baotou City, Inner Mongolia, China. The stated purposes of the Joint Venture Company are, among others, to produce and sell special steel and to improve the product quality and the production capacity and competitiveness by adopting advanced technology in the production of steel products. The Joint Venture Company shall have a capacity of producing 600,000 of specialty steel products a year.

         The registered capital of the joint venture will be approximately $24,000,000. The products of the joint venture will be sold in the Chinese market and abroad. The ownership will be comprised of the following:

                                                                 % Ownership
                                                             -------------------
Baotou Iron and Steel (Group) Co., Ltd.                              49%
General Steel Investment Co., Ltd.                                   31%
Da Qiu Zhuang Metal Sheet Co., Ltd                                   20%


         Baotao Steel shall contribute land, existing equipment and materials at an estimated value of approximately $12,000,000 which will be contributed to the joint venture at the date of the approval of Joint Venture or issuance of the business license. General Steel Investment Co., Ltd. will contribute approximately $7,500,000 of cash and Da Qiu Zhuang Metal Sheet Co., Ltd. will contribute approximately $5,000,000 cash. These contributions will be required to be made on the following payment schedule 30% of their capital contribution within 30 days of the date of approval of the Joint Venture; 30% of their capital contribution within 3 months of the date of approval of the Joint Venture; and 40% of their capital contribution within 6 months of the date of approval of the Joint Venture.

PART II.

INDEMNIFICATION OF DIRECTORS AND OFFICERS
-----------------------------------------

Our Articles of Incorporation do not speak to indemnification of directors and officers and therefore the Nevada Revised Statutes will govern when a director, officer or any person will be entitled to be indemnified by the Company. Our company has not adopted any bylaws to govern indemnification of directors, officers and other persons at the date of this registration statement.


OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
-------------------------------------------

The following table sets forth the various expenses to be paid by us in connection with the issuance and distribution of the securities being registered, other than sales commissions. All amounts shown are estimates except for amounts of filing and listing fees.

Filing Fee                                                  $    573.36
Accounting and Audit Fees                                   $  7,000.00
Legal Fees and Expense                                      $ 35,000.00
Printing and Engraving Expenses (includes EDGAR service)    $    650.00


RECENT SALES OF UNREGISTERED SECURITIES
---------------------------------------

(a) Securities issued and sold:

1. On August 5, 2002 we issued 5,100,000 common shares, having $0.001 par value per share, to Jeff Mabry, the Director of the Company for $5,100 pursuant to Regulation D Rule 506 of the Securities Act of 1933.

2. On June 2, 2003, we accepted and executed subscription agreements that sold the following shares, having $0.001 par value per share, to the following persons, at an offering price of $0.001 per share for gross offering proceeds of $4,075 USD, pursuant to Regulation D Rule 506 of the Securities Act of 1933. For this offering we offered our shares of common stock to a limited number of offerees, with whom we had a pre-existing relationship. Each person purchasing our shares of common stock who we reasonably believed was not an accredited investor (as that term is defined by the provisions of Rule 501(a), received from us that information specified by the provisions of Rule 502(b).Additionally, we reasonably believe that each such person either alone or with his or her purchaser representative (as that term is defined by the provisions of Rule 501(h)), has such knowledge and experience in financial and business matters that he or she was capable of evaluating the merits and risks of a purchase of our common shares.


3. The Company has offered an aggregate of 3,333,333 shares of Common Stock par value $0.001 in a private placement to investors at a purchase price of $1.50 per share. On September 18, the Company entered into a subscription agreement with certain investors to sell a total of 1,176,665 shares of common stock at $1.50 per share. In addition each share of common stock included two warrants which give the right of the warrant holder to purchase an additional 2,353,330 of common stock in the future. The warrants can be exercised on the first anniversary date at $2.50 per share and on the second anniversary date at $5.00 per share. The number of shares attached to the warrants will be adjusted due to dividends and changes in the capital stock structure changes. At the option of the investors the Company maybe required to repurchase the 1,176,665 shares of common stock 18 months after the closing date at a per share price of $1.95. Under this private offering, the Company raised total of $1,765,000, net of $158,850 paid for commissions for net proceeds of $1,606,150.

(b) Underwriters and Other Purchasers.
    Not applicable

(c) Consideration.
    See (a) above.

(d) Exemption from Registration Claimed.
    See (a) above.


EXHIBITS
--------

A. Exhibits (*documents filed with this registration statement)

EXHIBIT NO.       DESCRIPTION
-----------       -----------

 3.1              Articles of  Incorporation  of General  Steel  Holdings,  Inc.
                  (incorporated by reference to the registration statement on Form SB-2, filed with the Commission on June 6, 2003.)

*21.1             List of Subsidiaries of the Registrant.

*23.1 Consent of Moore Stephens Wurth Frazer and Torbet, LLP, Certified Public Accountants


B. Financial Statement Schedules

All schedules are omitted because they are not applicable or the required formation is shown in our consolidated financial statements and related notes attached to the prospectus.






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


UNDERTAKINGS
------------

(1) The undersigned Registrant hereby undertakes to:

(2) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to;

         (i) Include any prospectus required by Section 10(a)(3) for the Securities Act of 1933, as amended (the "Securities Act");

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) Include any additional changed material information on the plan of distribution.

(3) For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bonafide offering thereof.

(4) File a post-effective amendment to remove from registration any of the securities, which remain unsold at the end of the offering.

(5) Provide to the transfer agent at the closing, certificates in such denominations and registered in such names as are required by the transfer agent to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We will file, during any period in which we offer or sell securities, a post-effective amendment to this registration statement to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, People's Republic of China, on the date specified below.

         Dated: January 19, 2006

                                 GENERAL STEEL HOLDINGS, INC


                                 By: /s/ ZUO Sheng Yu
                                    --------------------------------------------
                                    Name: ZUO Sheng Yu
                                    Title: Chief Executive Officer and President


                                POWER OF ATTORNEY


         We, the undersigned directors and officers of General Steel Holdings, Inc., do hereby constitute and appoint ZUO Sheng Yu acting individually, our true and lawful attorney and agent, to do any and all acts and things in our name and behalf in our capacities as directors and officers, and to execute any and all instruments for us an d in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) hereof; and we do hereby ratify and confirm all that the said attorney and agent shall do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                                TITLE                        DATE
------------------------      -----------------------------     ----------------

 /s/ YU Zuo Sheng             President and Chief Executive     January 19, 2006
------------------------      Officer
YU Zuo Sheng


 /s/ CHEN John                Chief Financial Officer           January 19, 2006
------------------------
CHEN John


 /s/ LI Huang Chen            Director                          January 19, 2006
------------------------
LI Huang Chen

 /s/ WANG Guo Dong            Director and Chief Technical      January 19, 2006
------------------------      Officer
WANG Guo Dong


 /s/ ZHAO Sheng Guo           Director and Chief Engineer       January 19, 2006
------------------------
ZHAO Sheng Guo


 /s/ TIAN Lian Hui            Director                          January 19, 2006
------------------------
TIAN Lian Hui


 /s/ WARNER, Ros              Director                          January 19, 2006
------------------------
WARNER, Ross


 /s/ WONG, John               Director                          January 19, 2006
------------------------
WONG, John

                                  EXHIBIT INDEX

                          GENERAL STEEL HOLDINGS, INC.

         The following exhibits are included as part of this Registration Statement.

EXHIBIT NO.        DESCRIPTION
-----------        -----------

3.1 Amendment and Restatement of Articles of Incorporation of GENERAL STEEL HOLDINGS, INC. (incorporated by reference to the registration statement on Form SB-2, filed with the Commission on June 6, 2003).

21.1              List of Subsidiaries of the Registrant.

23.1 Consent of Moore Stephens Wurth Frazer and Torbet, LLP, Certified Public Accountants
















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